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IBM Notice of 2006 Annual Meeting and Proxy Statement

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders on Tuesday, April 25, at 10 a.m., in the Tulsa Convention Center, Tulsa, Oklahoma.

We are very pleased that Dr. Shirley Ann Jackson, president, Rensselaer Polytechnic Institute, and Mr. James W. Owens, chairman and chief executive officer, Caterpillar Inc., are new nominees for the Board this year.

Mr. Charles F. Knight is not a nominee for election, and his term on the Board will end in April. We are very grateful to him for his many valuable contributions and we will miss his participation.

Stockholders of record can vote their shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Of course, you also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope. If you will need special assistance at the meeting because of a disability, please contact the Office of the Secretary, Armonk, N.Y. 10504.

Very truly yours,

/s/ Samuel J. Palmisano
Samuel J. Palmisano
Chairman of the Board

Your Vote is Important

PLEASE VOTE BY USING THE INTERNET,

THE TELEPHONE, OR BY SIGNING, DATING, AND RETURNING

THE ENCLOSED PROXY CARD

IBM Notice of 2006 Annual Meeting and Proxy Statement

[Intentionally Left Blank]

IBM Notice of 2006 Annual Meeting and Proxy Statement

ARMONK, NEW YORK 10504

MARCH 9, 2006

Notice of Meeting

The Annual Meeting of Stockholders of International Business Machines Corporation will be held on Tuesday, April 25, 2006, at 10 a.m., in the Assembly Hall of the Tulsa Convention Center, West 4th Street and South Houston Avenue, Tulsa, Oklahoma 74103. The items of business are:

1.               Election of directors for a term of one year.

2.               Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

3.               Such other matters, including 9 stockholder proposals, as may properly come before the meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on February 24, 2006 (the “Record Date”) are entitled to vote at the meeting or any adjournment thereof. Stockholders are reminded that shares cannot be voted unless the signed proxy card is returned, shares are voted over the Internet or by telephone, or other arrangements are made to have the shares represented at the meeting.

/s/ Daniel E. O’Donnell
Daniel E. O’Donnell
Vice President and Secretary

ADMISSION TO THE ANNUAL MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS, AND AN ADMISSION TICKET AND PICTURE IDENTIFICATION WILL BE REQUIRED TO ENTER THE MEETING. FOR STOCKHOLDERS OF RECORD, AN ADMISSION TICKET IS ATTACHED TO THE PROXY CARD SENT WITH THIS PROXY STATEMENT. STOCKHOLDERS HOLDING STOCK IN BANK OR BROKERAGE ACCOUNTS CAN OBTAIN AN ADMISSION TICKET IN ADVANCE BY SENDING A WRITTEN REQUEST, ALONG WITH PROOF OF OWNERSHIP (SUCH AS A BROKERAGE STATEMENT), TO OUR TRANSFER AGENT AT THE ADDRESS LISTED BELOW. AN INDIVIDUAL ARRIVING WITHOUT AN ADMISSION TICKET WILL NOT BE ADMITTED UNLESS IT CAN BE VERIFIED THAT THE INDIVIDUAL IS AN IBM STOCKHOLDER AS OF THE RECORD DATE FOR THE MEETING. CAMERAS, CELL PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about March 9, 2006, to stock-holders entitled to vote. The IBM 2005 Annual Report, which includes consolidated financial statements, is being mailed with this Proxy Statement. Stockholders of record who did not receive an annual report or who previously elected not to receive an annual report for a specific account may request that IBM mail its 2005 Annual Report to that account by writing to our transfer agent, Computershare Trust Company, N.A., P.O. Box 43072, Providence, R.I. 02940 or by telephoning 781-575-2727.

IBM Notice of 2006 Annual Meeting and Proxy Statement

Table of Contents

1.	Election of Directors for a Term of One Year

GENERAL INFORMATION:
•	Board of Directors
•	Committees of the Board
•	Other Relationships
•	Directors’ Compensation
•	Section 16(a) Beneficial Ownership Reporting Compliance
•	Ownership of Securities
—Security Ownership of Certain Beneficial Owners
—Common Stock and Total Stock-Based Holdings of Management

REPORT ON EXECUTIVE COMPENSATION
Summary Compensation Table
Equity Compensation Plan Information
Performance Graph
Report of the Audit Committee of the Board of Directors
Audit and Non-Audit Fees

2.	Ratification of Appointment of Independent Registered Public Accounting Firm

3.	Stockholder Proposal on Cumulative Voting

4.	Stockholder Proposal on Pension and Retirement Medical

5.	Stockholder Proposal on Executive Compensation

6.	Stockholder Proposal on Disclosure of Executive Compensation

7	Stockholder Proposal on Offshoring

8	Stockholder Proposal on China Business Principles

9.	Stockholder Proposal on Political Contributions

10.	Stockholder Proposal on Majority Voting for Directors

11.	Stockholder Proposal on Simple Majority Vote

OTHER MATTERS
PROXIES AND VOTING AT THE MEETING
APPENDIX A. INDEPENDENCE STANDARDS
APPENDIX B. DIRECTOR RESIGNATION PROVISION

IBM Notice of 2006 Annual Meeting and Proxy Statement

1.  Election of Directors for a Term of One Year

The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

CATHLEEN BLACK, 61, is president of Hearst Magazines, a division of The Hearst Corporation, a diversified communications company. She is chair of IBM’s Directors and Corporate Governance Committee and a member of IBM’s Executive Committee. Prior to joining Hearst Magazines, she was president and chief executive officer of the Newspaper Association of America from 1991 to 1996, president, then publisher, of USA TODAY from 1983 to 1991, and also executive vice president/marketing for Gannett Company, Inc. (USA TODAY parent company) from 1985 to 1991. She is a director of The Hearst Corporation, The Coca-Cola Company, iVillage, the Advertising Council, a member of the Council on Foreign Relations and a trustee of the University of Notre Dame. Ms. Black became an IBM director in 1995.

KENNETH I. CHENAULT, 54, is chairman and chief executive officer of American Express Company, a financial services company. Mr. Chenault joined American Express in 1981 and was named president of the U.S. division of American Express Travel Related Services Company, Inc., in 1993, vice chairman of American Express Company in 1995, president and chief operating officer in 1997, president and chief executive officer in 2000 and to his present position in 2001. Mr. Chenault became an IBM director in 1998.

JUERGEN DORMANN, 66, is chairman of the board of ABB Ltd, a manufacturer of power and automation technologies. He is a member of IBM’s Executive Compensation and Management Resources Committee. Mr. Dormann joined Hoechst AG in 1963 and was chairman of the management board from 1994 until 1999. In 1999 Mr. Dormann was elected chairman of the board of management of Aventis S.A. He was elected chairman of the board of ABB Ltd in 2001 and was president and chief executive officer of ABB from 2002 through 2004. Mr. Dormann is vice chairman of the board of Sanofi-Aventis, vice chairman of the board of Adecco S.A. and a director of BG Group. Mr. Dormann was an IBM director from 1996 to 2003, and he became an IBM director again in 2005.

MICHAEL L. ESKEW, 56, is chairman and chief executive officer of United Parcel Service, Inc., a provider of specialized transportation and logistics services. He is a member of IBM’s Audit Committee. Mr. Eskew joined United Parcel Service in 1972. He was named corporate vice president for industrial engineering in 1994 and group vice president for engineering in 1996. Mr. Eskew was named executive vice president in 1999, vice chairman in 2000 and to his current position in 2002. Mr. Eskew is a director of 3M Company. Mr. Eskew became an IBM director in 2005.

IBM Notice of 2006 Annual Meeting and Proxy Statement

SHIRLEY ANN JACKSON, 59, is president of Rensselaer Polytechnic Institute. She is a member of IBM’s Directors and Corporate Governance Committee. Dr. Jackson was a theoretical physicist at the former AT&T Bell Laboratories from 1976 to 1991, professor of theoretical physics at Rutgers University from 1991 to 1995 and chairman of the U.S. Nuclear Regulatory Commission from 1995 until she assumed her current position in 1999. Dr. Jackson is a director of Federal Express Corporation, Marathon Oil Corp., Medtronic, Inc., Public Service Enterprise Group Incorporated and the New York Stock Exchange. She is a member of the National Academy of Engineering and a fellow of the American Academy of Arts and Sciences. Dr. Jackson is past president of the American Association for the Advancement of Science and is a member of the Council on Foreign Relations. Dr. Jackson became an IBM director in 2005.

MINORU MAKIHARA, 76, is senior corporate advisor and former chairman of Mitsubishi Corporation. He is a member of IBM’s Directors and Corporate Governance Committee. Mr. Makihara joined Mitsubishi in 1956 and was elected president of Mitsubishi International Corporation in 1987, chairman of Mitsubishi International Corporation in 1990, president of Mitsubishi Corporation in 1992 and chairman in 1998. Mr. Makihara retired as chairman of Mitsubishi Corporation and became senior corporate advisor in 2004. Mr. Makihara is a director of Shinsei Bank, Limited, and Millea Holdings, Inc. He is also a member of the international advisory board of the Coca-Cola Company and the international council of J.P. Morgan Chase & Co., Inc. Mr. Makihara was an IBM director from 1997 to 2003, and he became an IBM director again in late 2004.

LUCIO A. NOTO, 67, is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is chairman of IBM’s Audit Committee and a member of the Executive Committee. Mr. Noto was chairman and chief executive officer of Mobil Corporation from 1994 until its merger with Exxon in 1999 at which time he was named vice chairman of Exxon Mobil Corporation. He held this position until his retirement in 2001. Mr. Noto is a director of Altria Group, Inc., United Auto Group, Inc., and Shinsei Bank, Limited. He is also a member of the International Advisory Council of Temasek (Singapore) Inc. Mr. Noto became an IBM director in 1995.

JAMES W. OWENS, 60, is chairman of the board and chief executive officer of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. He is a member of IBM’s Audit Committee. Mr. Owens joined Caterpillar Inc. in 1972 as a corporate economist and subsequently held various management positions, including chief financial officer. He was named group president in 1995, vice chairman in 2003 and to his current position in 2004. He is a director of Alcoa Inc., and he also serves on the board of the Institute of International Economics and is a member of the Manufacturing Council, both in Washington, D.C. Mr. Owens became an IBM director earlier this year.

IBM Notice of 2006 Annual Meeting and Proxy Statement

SAMUEL J. PALMISANO, 54, is chairman of the Board, president and chief executive officer of IBM and chairman of IBM’s Executive Committee. Mr. Palmisano joined IBM in 1973. He was elected senior vice president and group executive of the Personal Systems Group in 1997, senior vice president and group executive of IBM Global Services in 1998, senior vice president and group executive of Enterprise Systems in 1999, president and chief operating officer in 2000, chief executive officer in 2002 and chairman of the Board in 2003. Mr. Palmisano is a director of Exxon Mobil Corporation. Mr. Palmisano became an IBM director in 2000.

JOAN E. SPERO, 61, is president of the Doris Duke Charitable Foundation. She is a member of IBM’s Executive Compensation and Management Resources Committee. Ms. Spero served as U.S. Ambassador to the United Nations for Economic and Social Affairs from 1980 to 1981. From 1981 to 1993 she held several positions with American Express Company, the last being executive vice president, corporate affairs and communications. From 1993 to 1996 Ms. Spero served as U.S. Undersecretary of State for Economic, Business and Agricultural Affairs, and she assumed her current position with the Doris Duke Charitable Foundation in 1997. She is a director of First Data Corporation and the Council on Foreign Relations and a trustee of Columbia University and the Wisconsin Alumni Research Foundation. Ms. Spero became an IBM director in 2004.

SIDNEY TAUREL, 57, is chairman of the board and chief executive officer of Eli Lilly and Company, a pharmaceutical company. He is chairman of IBM’s Executive Compensation and Management Resources Committee and a member of the Executive Committee. Mr. Taurel joined Eli Lilly in 1971 and has held management positions in the company’s operations in South America and Europe. He was named president of Eli Lilly International Corporation in 1986, executive vice president of the Pharmaceutical Division in 1991, executive vice president of Eli Lilly and Company in 1993, president and chief operating officer in 1996, chief executive officer in 1998, and chairman of the board in 1999. Mr. Taurel is a director of The McGraw-Hill Companies, Inc., a member of the President’s Export Council and the Board of Overseers of the Columbia Business School and a trustee of the Indianapolis Museum of Art. Mr. Taurel became an IBM director in 2001.

CHARLES M . VEST, 64, is president emeritus and professor of mechanical engineering of the Massachusetts Institute of Technology. He is a member of IBM’s Audit Committee. Dr. Vest was formerly the provost and vice president for Academic Affairs of the University of Michigan. He was president of the Massachusetts Institute of Technology from 1990 to 2004. He is a director of E. I. du Pont de Nemours and Company, a fellow of the American Association for the Advancement of Science, a member of the National Academy of Engineering and was vice chair of the Council on Competitiveness from 1997 to 2004. Dr. Vest became an IBM director in 1994.

IBM Notice of 2006 Annual Meeting and Proxy Statement

LORENZO H. ZAMBRANO, 61, is chairman and chief executive officer of CEMEX, S.A. de C.V., a producer and marketer of cement and ready-mix concrete products. He is a member of IBM’s Directors and Corporate Governance Committee. Mr. Zambrano joined CEMEX in 1968 and has served in a variety of executive positions. He was elected chief executive officer of CEMEX in 1985 and chairman in 1995. He is a director of Vitro, S.A. de C.V. and Empresas ICA, S.A. de C.V. Mr. Zambrano is a member of Citigroup’s International Advisory Board, chairman of the Tecnologico de Monterrey and a member of Stanford University’s Graduate School of Business Advisory Council. Mr. Zambrano became an IBM director in 2003.

IBM Notice of 2006 Annual Meeting and Proxy Statement

General Information

BOARD OF DIRECTORS

IBM’s Board of Directors is responsible for supervision of the overall affairs of the Company. The Board held 10 meetings during 2005. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. Overall attendance at Board and committee meetings was 93 percent. Attendance was at least 75 percent for each director except Mr. Zambrano. Directors are expected to attend the Annual Meeting of Stockholders, and all directors attended the 2005 Annual Meeting except Messrs. Dormann and Makihara. Following the Annual Meeting, the Board will consist of 13 directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

IBM’s Board of Directors has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. Since 1994, the Board has had in place a set of governance guidelines reflecting these principles, including the Board’s policy of requiring a majority of independent directors, the importance of equity compensation to align the interests of directors and stockholders, and for regularly scheduled executive sessions, including sessions of non-management directors without management. An executive session with independent directors is scheduled for at least once a year, and the non-management directors met in executive session 3 times in 2005. The Chair of the Board committee responsible for the principal subject being discussed presides at executive sessions of the non-management directors.

Stockholders and other interested parties who wish to communicate with the non-management directors of the Company should send their correspondence to: IBM Non-Management Directors, c/o Chair, IBM Directors and Corporate Governance Committee, IBM, Mail Drop 390, New Orchard Road, Armonk, NY 10504, or nonmanagementdirectors@us.ibm.com.

The IBM Board Corporate Governance Guidelines are available at http://www.ibm.com/investor/corpgovernance/ and are available in print to any stockholder who requests them. Under the IBM Board Corporate Governance Guidelines, the Directors and Corporate Governance Committee and the full Board annually review the financial and other relationships between the non-management directors and IBM. The Directors and Corporate Governance Committee makes recommendations to the Board about the independence of non-management directors, and the Board determines whether such directors are independent. The independence criteria established by the Board and used by the Directors and Corporate Governance Committee and the Board in their assessment of the independence of directors is set forth in Appendix A to this Proxy Statement. Applying those standards, the committee and the Board have determined that each of the following non-management directors is independent: C. Black, J. Dormann, M.L. Eskew, S.A. Jackson, M. Makihara, L.A. Noto, J.W. Owens, J.E. Spero, S. Taurel, C.M. Vest and L.H. Zambrano. The committee and the Board have determined that Mr. K. I. Chenault does not qualify as an independent director, in view of the commercial relationships between IBM and American Express Company. As a result, Mr. Chenault does not participate on any committee of the Board or in executive sessions regarding compensation for the Company’s Chief Executive Officer. Otherwise, Mr. Chenault continues to participate fully in the Board’s activities and to provide valuable expertise and advice. Mr. Eskew’s son is employed by the Company in a non-executive officer position. He was hired over a year before Mr. Eskew joined the Company’s Board, and his compensation is consistent with the Company’s policies that apply to all employees. Based on the foregoing, the Board has determined that this relationship does not preclude a finding of independence for Mr. Eskew.

COMMITTEES OF THE BOARD

The Executive Committee, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are the standing committees of the Board of Directors.

EXECUTIVE
		DIRECTORS	COMPENSATION AND
		AND CORPORATE	MANAGEMENT
EXECUTIVE	AUDIT	GOVERNANCE	RESOURCES

S.J. Palmisano*	L.A. Noto*	C. Black*	S. Taurel*
C. Black	M.L. Eskew	S.A. Jackson	J. Dormann
L.A. Noto	J.W. Owens	M. Makihara	J.E. Spero
S. Taurel	C.M. Vest	L.H. Zambrano

*      Chair

IBM Notice of 2006 Annual Meeting and Proxy Statement

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The committee did not meet in 2005.

AUDIT COMMITTEE

The Audit Committee is responsible for reviewing reports of the Company’s financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with applicable laws and regulations including federal procurement requirements. The committee selects the independent registered public accounting firm and approves all related fees and compensation and reviews their selection with the Board. The committee also reviews the procedures of the independent registered public accounting firm for ensuring its independence with respect to the services performed for the Company.

Members of the committee are non-management directors who, in the opinion of the Board, satisfy the independence criteria established by the Board and the standards of the Securities and Exchange Commission (“SEC”). The Board has determined that Mr. Noto qualifies as an Audit Committee Financial Expert as defined by the rules of the SEC. The committee held five meetings in 2005. The IBM Board of Directors has adopted a written charter for the committee, which is available at http:// www.ibm.com/investor/corpgovernance/cgbc.phtml/. The Business Conduct Guidelines are available at http://www.ibm.com/investor/corpgovernance/cgbcg.phtml/. The charter and the Business Conduct Guidelines are available in print to any stockholder who requests them.

DIRECTORS AND CORPORATE GOVERNANCE COMMITTEE

The Directors and Corporate Governance Committee was formed in 1993 and is devoted primarily to the continuing review and articulation of the governance structure of the Board of Directors. The committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting.

The committee recommends candidates based on their business or professional experience, the diversity of their background, and their talents and perspectives. The committee identifies candidates through a variety of means, including information the committee requests from time to time from the Secretary of the Company, recommendations from members of the committee and the Board, and suggestions from Company management, including the Chairman and Chief Executive Officer. The committee also considers candidates recommended by third parties. Any formal invitation to a director candidate is authorized by the full Board. Dr. Jackson and Mr. Owens are new nominees this year. Each of these nominations was recommended by the committee and approved by the Board, after following this candidate identification process. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Company, giving the recommended candidate’s name, biographical data, and qualifications.

The committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including retirement policies and compensation for non-management directors, and recommendations concerning the functions and duties of the committees of the Board.

The committee is responsible for reviewing and considering the Company’s position and practices on significant issues of corporate public responsibility, such as workforce diversity, protection of the environment, and philanthropic contributions, and it reviews and considers stockholder proposals dealing with issues of public and social interest. Members of the committee are non-management directors who, in the opinion of the Board, satisfy the independence criteria established by the Board. The committee held three meetings in 2005. The IBM Board of Directors has adopted a written charter for the committee, which is available at http://www.ibm.com/investor/corpgovernance/cgbc.phtml/. The charter is available in print to any stockholder who requests it.

EXECUTIVE COMPENSATION AND MANAGEMENT RESOURCES COMMITTEE

The Executive Compensation and Management Resources Committee has responsibility for administering and approving all elements of compensation for elected corporate officers. It also approves, by direct action or through delegation, participation in and all awards, grants, and related actions under the provisions of the IBM Stock Option Plans and the Long-Term Performance Plans, reviews changes in the IBM Personal Pension Plan primarily affecting IBM corporate officers, and manages the operation and administration of the IBM Executive Deferred Compensation Plan and the IBM Supplemental Executive Retention Plan. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (page 14). The committee has responsibility for reviewing the Company’s management resources programs and for recommending qualified candidates to the Board for election as officers.

Members of the committee are non-management directors who, in the opinion of the Board, satisfy the independence criteria established by the Board. Committee members are not eligible to participate in any of the plans or programs that the committee administers. The committee held four meetings in 2005. The IBM Board of Directors has adopted a written charter for the committee, which is available at http://www.ibm.com/investor/corpgovernance/cgbc.phtml/. The charter is available in print to any stockholder who requests it.

IBM Notice of 2006 Annual Meeting and Proxy Statement

OTHER RELATIONSHIPS

The Company and its subsidiaries purchase services, supplies and equipment in the normal course of business from many suppliers and similarly sell and lease IBM products and services to many customers. In some instances, these transactions occur between IBM and other companies for whom members of IBM’s Board serve as executive officers. As noted on page 9 of the proxy statement, in view of the commercial relationships between IBM and American Express Company, the Board has determined that Mr. Chenault does not qualify as an independent director. In 2005, none of the other transactions between IBM and other companies for whom members of IBM’s Board serve as executive officers was individually significant or reportable. From time to time, the Company may have employees who are related to our executive officers or directors. As noted on page 9, Mr. Eskew’s son is employed by the Company. In addition, each of Messrs. Daniels (Senior Vice President, Information Technology Services, Global Services), Loughridge (Senior Vice President and Chief Financial Officer), and Zeitler (Senior Vice President and Group Executive, Systems & Technology Group) has an adult child who is employed by the Company in a non-executive position, and each of Messrs. Donofrio (Executive Vice President, Innovation and Technology) and Shaughnessy (Vice President and Controller) has a sibling who is employed by the Company in a non-executive position. Further, the wife of Mr. Shaughnessy and the brother-in-law of Mr. Loughridge are executives of the Company. Transactions between IBM and State Street Bank and Trust Company, the owner of more than five percent of the Company’s common stock, were all effected in the ordinary course of business.

The Company has renewed its directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide direct or indirect indemnification. These policies run from June 30, 2005, through June 30, 2006, at a total cost of $11,658,511. The primary carrier is XL Specialty Insurance Company.

DIRECTORS’ COMPENSATION

Directors who are not employed by the Company receive an annual retainer of $100,000. Each committee chair receives an additional annual retainer of $5,000. Sixty percent of the annual retainer fees is paid in Promised Fee Shares of IBM common stock under the Directors Deferred Compensation and Equity Award Plan (the “DCEAP”). The IBM Board Corporate Governance Guidelines provide that within 5 years of initial election to the Board, each non-management director is expected to have stock-based holdings in IBM equal in value to 5 times the annual retainer. Under the DCEAP, non-management directors may defer all or part of their remaining cash compensation, to be paid either with interest at a rate equal to the rate on 26-week U.S. Treasury bills updated each January and July, or in Promised Fee Shares, with dividends used to buy additional Promised Fee Shares. Promised Fee Shares are valued based on the market price of IBM common stock and are payable in the form of IBM shares or cash. All amounts under the DCEAP are to be paid only upon retirement or other completion of service as a director. Employee directors receive no additional compensation for service on the Board of Directors or its committees.

Under the IBM Non-Employee Directors Stock Option Plan, each non-management director receives an annual grant of options to purchase 4,000 shares of IBM common stock. The exercise price of the options is the fair market value of IBM common stock on the date of grant, and each option has a term of ten years and becomes exercisable in four equal installments commencing on the first anniversary of the date of grant and continuing for the three successive anniversaries thereafter. In the event of the retirement (as defined in the plan) or death of a non-management director, all options granted to such director shall become immediately exercisable. Non-management directors are provided group life insurance of $50,000 and travel accident insurance in the amount of $300,000. Directors are also eligible to participate in the Company’s Matching Grants Program on the same basis as the Company’s employees.

The Directors and Corporate Governance Committee periodically reviews IBM’s director compensation practices and compares them against the practices of the largest U.S. companies. In performing this review, the committee focuses on ensuring that the Company’s non-management directors have a proprietary stake in the Company and that the interests of the directors continue to be closely aligned with the interests of the Company’s stockholders. The committee believes that the Company’s total director compensation package continues to be competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of the Company’s non-management directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed, except the initial Section 16 report for Mr. Daniels understated his holdings and therefore was subsequently amended.

IBM Notice of 2006 Annual Meeting and Proxy Statement

OWNERSHIP OF SECURITIES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following sets forth information as to any person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock as of December 31, 2005.

	VOTING POWER		INVESTMENT POWER			PERCENT
NAME AND ADDRESS	SOLE	SHARED	SOLE	SHARED	TOTAL	OF CLASS

State Street Bank and Trust Company, Trustee (1)	54,072,187	24,862,508	0	78,934,695	78,934,695	5.0%

225 Franklin Street Boston, MA 02110

(1)              Based on Schedule 13G filed by State Street Bank and Trust Company with the Securities and Exchange Commission on February 13, 2006. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership. The Schedule 13G states that the report is not an admission that State Street Bank and Trust Company is the beneficial owner of any securities covered by the report, and that State Street Bank and Trust Company expressly disclaims beneficial ownership of all shares reported.

IBM Notice of 2006 Annual Meeting and Proxy Statement

COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS OF MANAGEMENT

The following table sets forth the beneficial ownership of shares of the Company’s common stock, as well as all other IBM stock-based holdings as of December 31, 2005 by IBM’s current directors and nominees, the executive officers named in the Summary Compensation Table on page 18, and such directors and all of the Company’s executive officers as of December 31, 2005 as a group. The table indicates the alignment of these individuals’ personal financial interests with the interests of the Company’s stockholders, because the value of their holdings will increase or decrease in line with the price of IBM stock.

The table indicates whether voting power and investment power in IBM common stock are solely exercisable by the person named or shared with others. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. Also shown are shares over which the named person could have acquired such powers within 60 days. Since some shares may appear under both the Voting and Investment Power columns, and since other types of holdings are listed only in the Stock or Total column, the individual columns will not add across to the Total column.

						TOTAL	ACQUIRABLE
	VOTING POWER		INVESTMENT POWER			STOCK-BASED	WITHIN 60
NAME	SOLE	SHARED	SOLE	SHARED	STOCK(1)	HOLDINGS(2)	DAYS(3)

C. Black	4,000	324	4,000	324	15,848	16,217	30,000
K.I. Chenault	0	1,000	0	1,000	6,724	6,724	18,000
N.M. Donofrio	0	142,181	0	142,181	160,308	167,513	591,199
J. Dormann	5,422	0	5,422	0	6,489	6,489	28,000
D.T. Elix	75,398	0	75,398	0	120,171	123,499	359,961
M.L. Eskew	0	0	0	0	1,230	1,230	0
S.A. Jackson	0	0	0	0	322	322	0
C.F. Knight	14,303	0	14,303	0	31,442	33,384	30,000
M. Loughridge	1,276	0	1,276	0	50,258	54,314	146,680
M. Makihara	1,000	0	1,000	0	2,418	2,418	20,000
L.A. Noto	11,227	2,271	11,227	2,271	26,130	26,653	27,000
J.W. Owens(4)	0	0	0	0	0	0	0
S.J. Palmisano	29,078	94,066	29,078	94,066	297,174	337,222	1,262,500
J.E. Spero	1,000	0	1,000	0	3,011	3,011	1,000
S. Taurel	5,265	0	5,265	0	9,760	9,760	10,000
C.M. Vest	400	0	400	0	9,307	10,162	30,000
L.H. Zambrano	4,000	0	4,000	0	6,421	6,421	1,000
W.M. Zeitler	40,215	118	40,215	118	86,028	92,092	342,981
Directors and executive officers as a group	404,273	371,439	404,273	371,439	1,674,897*	1,830,260	6,073,384*

* The total of these two columns represents less than 1% of the outstanding shares. No individual’s beneficial holdings totaled more than 1/10 of 1% of the outstanding shares. These holdings do not include 1,690,930 shares held by the IBM Personal Pension Plan Trust Fund, over which the members of the Retirement Plans Committee, a management committee presently consisting of certain executive officers of the Company, have shared voting power, as well as the right to acquire shared investment power by withdrawing authority now delegated to various investment managers. The directors and officers included in the table disclaim beneficial ownership of shares beneficially owned by family members who reside in their households. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(1)          For executive officers, this column includes shares shown in the “Voting Power” and “Investment Power” columns, as well as restricted stock units. For non-employee directors, this column includes shares earned and accrued under the Directors Deferred Compensation and Equity Award Plan.

(2)          This column shows the total IBM stock-based holdings, including the securities shown in the “Stock” column and other IBM stock-based interests, including, as appropriate, employee contributions into the IBM Stock Fund under the IBM Executive Deferred Compensation Plan (“EDCP”) and all Company matching contributions under the EDCP. For non-employee directors, this column also includes the Promised Fee Shares payable in cash that were credited to the non-employee directors in connection with the elimination of pension payments to such directors.

(3)          Shares that can be purchased under an IBM stock option plan.

(4)          Mr. Owens joined the Board effective March 1, 2006, and was the beneficial owner of 1,000 shares of the Company’s common stock as of such date.

IBM Notice of 2006 Annual Meeting and Proxy Statement

Report on Executive Compensation

ROLE AND COMPOSITION OF THE COMMITTEE

The Executive Compensation and Management Resources Committee (the “Committee”) administers and approves all elements of compensation for elected corporate officers and periodically reviews them with management. The Committee has the direct responsibility to review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the CEO’s performance in light of those goals and objectives, and together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation. The Committee reviews its determination with respect to the CEO’s compensation level with the independent non-management members of the Board, and seeks ratification by this group of all compensation items for the second highest-paid executive.

Members of the Committee are non-management directors who, in the opinion of the Board, satisfy the independence criteria established by the Board. Members are not eligible to participate in any of the plans or programs that the Committee administers. The Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and sole authority to approve related fees and retention terms for these advisors. The Committee reports to the Board of Directors on its actions and recommendations following every meeting, and periodically meets in executive session without members of management or management directors present.

COMPENSATION PHILOSOPHY AND PRACTICES

The key objectives of IBM’s executive compensation programs are to attract, motivate and retain executives who drive IBM’s marketplace success and industry leadership. IBM’s programs support these objectives by rewarding individuals for advancing business strategies and aligning Company interests with those of the stockholders. The programs are designed to:

•         Provide executives with competitive compensation that maintains a balance between cash and stock compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value. For example, for the named executive officers, the typical portion of total compensation at risk was 85% in 2005.

•         Differentiate strongly so that IBM’s best performers receive a highly competitive compensation package, and poorer performers receive less.

•         Encourage executives to manage from the perspective of owners with an equity stake in the Company.

COMPONENTS OF EXECUTIVE COMPENSATION

The compensation program for executive officers consists of the following components:

•                  Cash. This includes base salary and any cash incentive or bonus award earned for the year’s performance.

Annual cash incentives link payments to Company performance, business-unit performance and individual performance. In 2005 the annual funding for incentive awards was determined based on achievement of financial performance measures, based 50 percent on IBM corporate performance and 50 percent on business unit performance, and reflect financial results in the areas of net income (weighted 70 percent), revenue growth (weighted 20 percent) and cash flow (weighted 10 percent). Total incentive funding is confirmed following evaluation against productivity measures and certain qualitative measures, including achievements in client satisfaction, market share growth, and workforce development. Individual awards reflect the individual’s performance and contributions for the year.

•                  Long-term, stock-based incentives. Stock options, long-term incentive program awards, and restricted stock or restricted stock unit awards are intended to closely align executive pay with stockholder interests.

IBM’s approach to equity is designed to balance business objectives for executive pay for performance, retention, competitive market practices, and stockholder interests. In 2005, top executives were granted premium-priced options (granted with a strike price above the current market price), rather than more standard market-priced options. For these top executives, every component of annual equity awards has a performance feature. These stock options vest over a period of four years and expire after ten years. Stock options issued at market price are now a small percentage of equity granted to senior executives, and are only granted if the executives first buy IBM stock with a portion of their annual bonus, if any. These stock options vest in three years if the executive holds the underlying purchased stock (or equivalent).

Not all executives receive equity grants every year, and the value of grant varies based on individual and Company performance. There is an added link to Company and individual performance for the market-priced options, as they are directly tied to the amount of the executive’s annual cash incentive award.

Equity awards are also granted periodically to a select group of non-executive employees whose contributions and skills are critical to IBM’s long-term success.

Long-Term Incentive Program (“LTIP”) awards provide senior management with an incentive opportunity linked to multiple year corporate financial performance and stockholder value. Awards are generally made annually in the form of performance stock units. Each performance stock unit is equivalent in value to one share of IBM common stock on the date of the grant. Executives are awarded a

IBM Notice of 2006 Annual Meeting and Proxy Statement

number of units at the beginning of the three-year performance period. At the end of the performance period, that number of units is adjusted upward or downward in a range between 0% and 150% (as shown in Long-Term Incentive Plans-Awards in Last Fiscal Year table) based on performance against objectives. If performance results in a payout, the adjusted number of units is paid in stock or cash.

For LTIP awards made in 2005, covering the performance period 2005-2007, the performance stock units can be earned based on achieving cumulative financial goals measured by earnings-per-share (weighted at 80 percent) and cash flow (weighted at 20 percent). Financial measures and weightings were the same for LTIP awards made in 2003, covering the 2003-2005 performance period. Based on the Company’s performance for the 2003-2005 period, 125% of the performance stock units were earned. Payouts for the named executives are reported in the Summary Compensation Table.

Restricted stock and restricted stock units are equivalent in value to IBM stock and are generally paid in stock, but only if the recipient remains with the Company throughout the vesting period, which typically ranges up to five years. These are awarded periodically to provide additional retention incentives to critical members of the executive team.

ETHICAL CONDUCT

To help ensure that stock-based grants reward only those executives who benefit the Company, the Company’s equity plans and agreements provide that awards will be cancelled and that certain gains must be repaid if an executive violates certain provisions of the award agreement. These provisions include prohibitions against engaging in activity that is detrimental to the Company, such as performing services for a competitor, disclosing confidential information or violating the Company’s Business Conduct Guidelines (annual cash incentive payments are also conditioned on compliance with these Guidelines).

Every executive is held accountable to uphold and comply with these Guidelines, which require the individual to maintain the Company’s discrimination-free workplace and high standards of environmental protection. Upholding the Guidelines contributes to the success of the individual executive, and to IBM as a whole.

In addition, approximately 300 of our key executives are held to a non-competition, non-solicitation agreement which prevents them from working for a competitor within 12 months of leaving IBM or soliciting employees within 2 years of leaving IBM.

HOW EXECUTIVE PAY LEVELS ARE DETERMINED

IBM participates in several executive compensation benchmarking surveys that provide detail on levels of base salary, target annual incentives and stock-based and other long-term incentives. These surveys also provide the relative mix of short and long-term incentives, and mix of cash and stock-based pay. These surveys are supplemented by input from compensation consultants and practitioners on other factors such as recent market trends. The comparison group includes a broad range of key information technology companies, and the largest U.S. market-capitalized companies with whom IBM competes for executive talent. This is a more diverse set of companies than those included in the S&P 500 Computer Hardware Index and the S&P 500 Information Technology Index used for the Performance Graph.

IBM positions executive pay competitively compared to companies and jobs of similar size and complexity. Individual total compensation is strongly differentiated based on performance. The portion of annual total compensation “at risk” (both annual incentive and annual grants of stock-based awards) increases with responsibility ranging from 80% to 90% for senior executive officers, including the CEO.

In 2005, IBM continued to focus on cash competitiveness. While equity remains a significant component of total compensation, planned equity grant values have been reduced by over 30%, and total compensation levels have declined for most executives. These actions reflected the Company’s priorities in a challenging business environment.

STOCK OWNERSHIP REQUIREMENTS

Stock ownership guidelines were established for members of senior management in 1995 to increase their equity stake in the Company and more closely link their interests with those of the stockholders. These guidelines provide that, within a five-year period, senior executives should attain an investment position (not including unexercised stock options) in IBM stock or stock units of three to seven times their base salary, depending on the individual’s scope of responsibilities, and thirteen times base salary for the CEO.

HOW IBM’S USE OF STOCK-BASED AWARDS IS DETERMINED

As noted, the Company’s compensation and retention strategy includes the use of stock options, restricted stock awards and other stock-based awards. The level of usage is determined based on several factors, such as market practice and projected business needs, including key acquisitions (e.g., where IBM stock awards are used to replace stock awards of the acquired company). Each year, management determines the appropriate usage, balancing these factors against financial considerations, including the cost of equity awards and the projected impact on stockholder dilution. The Company has emphasized differentiation in executive stock awards, and a targeted, skill-based approach in allocating its stock program to non-executives. As a result, annual usage has remained below the level typically seen in the information technology industry.

IBM Notice of 2006 Annual Meeting and Proxy Statement

An important objective of the Company’s stock awards is to link reward to performance and to stockholders’ interests. Because of this overriding objective, the Company is not considering repricing existing options whose exercise price is above current levels.

TAX DEDUCTIBILITY UNDER SECTION 162(m)

Section 162(m) of the U.S. Internal Revenue Code of 1986 limits deductibility of compensation in excess of $1 million paid to the Company’s chief executive officer and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company’s Long-Term Performance Plans should qualify as performance-based. The Executive Deferred Compensation Plan permits an executive officer who is subject to section 162(m) and whose salary is above $1 million to defer payment of a sufficient amount of the salary to bring it below the section 162(m) limit. The Company’s stockholders have previously approved terms under which the Company’s annual and long-term performance incentive awards should qualify as performance-based, and did so again in 2004, as required by the Internal Revenue Service. These terms do not preclude the Committee from making any payments or granting any awards, whether or not such payments or awards qualify for tax deductibility under section 162(m), which may be appropriate to retain and motivate key executives.

COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

As Chairman and Chief Executive Officer, Mr. Palmisano led IBM to diluted earnings per share growth above the Company’s long-term financial model objectives. In the view that best represents IBM’s ongoing operational performance–without the PC business and the non-recurring items–net income increased 15 percent to $8.7 billion. At the same time, he continued to set the Company on a course that combines solid profitability, prudent financial management for the future, and revenue growth, without IBM’s former PC unit, in businesses that distinguish IBM from its competitors and in emerging geographies that underscore the global integration of IBM.

The Company continued to demonstrate its ability to capture the highest-value opportunities in an IT industry that is becoming increasingly global, commoditized, and competitive by developing and delivering innovation-enabled solutions–technology, products and transformation services that improve clients’ operations–for businesses and institutions of all sizes, in all industries. The strength of the IBM business model that Mr. Palmisano continued to shape and refine is not in any single component, but in the Company’s ability to generate consistently strong cash and earnings with balanced contributions across a broad portfolio of industry leading business segments.

In 2005–including four months of the now-divested personal computing business and with the impact of several non-recurring items–revenue was $91.1 billion, down 5 percent. Without the PC business, the Company delivered $88.3 billion of revenue, up 3 percent as reported and adjusted for currency. Pretax earnings were $12.2 billion as reported, and $12.5 billion, without the PC business and non-recurring items, an increase of 15 percent year-to-year. Net income from continuing operations grew 7 percent to $8 billion as reported. Diluted earnings per share were $4.91, up 12 percent as reported, but $5.32, up 18 percent without non-recurring items. The Company’s return on invested capital, excluding the Global Financing business and the non-recurring charges, was 24 percent, significantly above the average for the S&P 500.

Net cash from operations, excluding Global Financing receivables, was $13.1 billion, up $200 million year-to-year. The Company had significant returns to shareholders through share buybacks and dividends of nearly $9 billion, and ended the year with $13.7 billion of cash  and marketable securities on hand and low debt levels for its non-financing business.

Under Mr. Palmisano’s leadership, the Company took a number of important actions to improve productivity, reallocate resources to the faster growing areas of the business, position IBM for future growth opportunities and create a more balanced portfolio. Consistent with its strategy to exit lower margin commoditized businesses, IBM completed the sale of its PC unit to Lenovo and better positioned itself in China’s fast-growing market. At the same time, the Company continued to strengthen its capabilities by completing 16 acquisitions, primarily in software and services, at an aggregate cost of $2 billion. A major restructuring action improved the competitiveness of the Company’s cost structure, and changed its operating model in Europe to drive resources and decision making closer to the client to improve speed and responsiveness. The redesign of its U.S. pension plan–announced early in 2006 and effective in 2008–and actions taken and under consideration in other countries will result in less volatility and a more competitive cost structure, while still preserving the benefits employees have earned and offering U.S. employees one of the richest 401(k) savings programs.

Mr. Palmisano’s continued investment in the Business Performance Transformation Services (BPTS) market opportunity that he identified in 2004 paid off in 2005, growing to $4 billion, up 28 percent year-to-year. Key BPTS businesses such as Business Transformation Outsourcing and Engineering & Technology Services, both grew more than 35 percent year-to-year, reinforcing the Company’s unique qualifications to lead the industry in this emerging growth area. IBM also continued to show robust growth in emerging countries with the combined revenue in Brazil, China, India and Russia increasing 14 percent adjusted for currency to $3.8 billion without the PC business.

IBM Notice of 2006 Annual Meeting and Proxy Statement

In servers, IBM maintained its lead in the overall server market, marking 11 consecutive quarters of share leadership. IBM gained leadership in the UNIX server market in 2005 with share gain in every quarter of the year and retained its leadership in the blade server market in 2005, marking 10 quarters of blade leadership in the market per IDC. While IBM did not gain revenue share in the overall Intel server market, the Company gained volume share in 2005. In storage, IBM gained over a point of share in 2005 in the external disk space, including share gain in every quarter of the year, and gained share in the tape market for 2005.

Services revenue grew 2 percent and gross profit margins improved 2 points year-to-year, as productivity initiatives and restructuring actions began to take hold and the Company increased its global delivery capabilities. Overall signings increased 9 percent year-to-year and long-term signings grew 19 percent, which, coupled with reduced erosion, enabled the Company to maintain a steady year-to-year backlog.

In Software, overall revenue grew 4 percent year-to-year to nearly $16 billion and key branded middleware grew 9 percent, led by double digit growth in WebSphere, Lotus and Tivoli. All five key branded middleware areas, which also include Information Management and Rational, gained market share in 2005. Software gross profit margins continued to improve year-to-year and the segment, including Enterprise Investments, contributed 37 percent of IBM’s segment pretax profit, without the second quarter restructuring and the PC business.

In 2005, Mr. Palmisano pushed IBM’s technology leadership beyond the traditional areas, demonstrating how intellectual property could be used to spark collaborative innovation inside and outside IBM. In addition to investing more than $5 billion in research and development and receiving the most U.S. Patents for the thirteenth consecutive year–some 1100 more than the next closest company–IBM stamped itself as a leader in balanced intellectual property by establishing a “patent commons” and pledging royalty-free open access to 500 of its patents to individuals and organizations working in support of open standards. IBM also helped lead a consortium of companies to create the Open Innovation Network, an intellectual property “trust” that will acquire and make available royalty-free patents to further support open standards.

The Committee’s criteria for determining Mr. Palmisano’s compensation are driven by three factors: the competitive marketplace, the complexity inherent in leading IBM, and most importantly, Mr. Palmisano’s performance. The Committee believes that, in an environment of business pressures, rapidly shifting client demands, increasing complexity and globalization, Mr. Palmisano led IBM through several difficult challenges, while moving the Company forward relative to its competition. His leadership in rallying IBM from a difficult first quarter, strengthening IBM’s strategy, positioning the Company for growth while solidifying its financial foundation, and continuing to differentiate IBM’s capabilities and offerings from those of competitors has been instrumental in positioning the Company for future growth.

Mr. Palmisano’s annual incentive for 2005 is reported in the “Bonus” column of the Summary Compensation Table. In addition, he earned a payout from the 2003-2005 long-term incentive award program, based on the Company’s cumulative financial results over that three-year period, reported in the “LTIP Payouts” column of the Summary Compensation Table. Considering all of the factors, the Committee believes that the total value of Mr. Palmisano’s compensation is appropriate compared to Chairmen/CEOs of the Company’s large, complex global competitors.

Charles F. Knight (chair)*

Juergen Dormann

Joan E. Spero

Sidney Taurel*

*                 Mr. Knight served as chair of the compensation committee until March 1, 2006, and he is not standing for reelection at the 2006 Annual Meeting. Mr. Taurel rejoined the committee on January 1, 2006 and became chair on March 1, 2006.

The selected references in this report to the Company’s financial results: (1) excluding the effects of the divestiture of the Company’s PC business, (2) excluding non-recurring charges, (3) excluding the Global Financing Business and (4) adjusted for currency are non-GAAP financial measures and are made to facilitate a comparative view of the Company’s ongoing operational performance. See the Company’s Form 8-K dated January 17, 2006, Attachments II and III, for additional information on the use of these non-GAAP financial measures.

IBM Notice of 2006 Annual Meeting and Proxy Statement

Summary Compensation Table

							LONG-TERM COMPENSATION(1)

	ANNUAL COMPENSATION						AWARDS		PAYOUTS
					OTHER		RESTRICTED	SECURITIES
NAME AND					ANNUAL		STOCK	UNDERLYING	LTIP	ALL OTHER
PRINCIPAL POSITION	YEAR	SALARY	BONUS		COMPENSATION(2)		AWARDS	OPTIONS(#)	PAYOUTS	COMPENSATION

S.J. Palmisano	2005	$1,680,000	$5,175,000		$103,032		$990,674	230,325	$4,241,981	$205,650	(3)
Chairman, President	2004	1,660,000	5,175,000		104,406		0	250,000	1,676,480	211,800
and CEO	2003	1,550,000	5,400,000		11,037		0	250,000	769,095	181,500

N.M. Donofrio	2005	755,834	1,210,000		1,589		594,423	6,944	1,000,470	58,225	(3)
Executive VP	2004	743,750	1,185,000		1,041		0	57,702	692,912	57,863
Innovation & Technology	2003	637,501	1,185,000		1,390		0	59,028	425,566	36,075

D.T. Elix	2005	760,001	1,130,000		6,176		0	63,595	1,136,972	55,860	(3)
Senior VP and	2004	756,251	1,102,000		10,967		0	65,575	804,696	52,988
Group Executive	2003	622,501	1,010,000		764,092	(4)	1,817,740	67,082	553,748	33,925	(5)

M. Loughridge	2005	617,500	1,025,000		4,926		0	44,331	489,484	47,175	(3)
Senior VP and CFO	2004	575,000	955,000	(6)	1,210		0	48,232	442,451	42,750
	2003	425,000	850,000	(6)	0		0	28,881	210,219	22,513

W.M. Zeitler	2005	664,584	955,000		3,183		0	58,650	881,561	44,035	(3)
Senior VP and	2004	625,001	879,000		2,623		0	60,963	692,912	48,600
Group Executive	2003	487,501	995,000		2,928		908,831	52,010	425,566	24,125

(1)              At the end of 2005, Mr. Palmisano held 116,829 performance stock units and 39,803 restricted stock units having a combined value of $12,875,150; Mr. Donofrio held 19,433 performance stock units and 18,127 restricted stock units having a combined value of $3,087,432; Mr. Elix held 31,654 performance stock units and 44,773 restricted stock units having a combined value of $6,282,299; Mr. Loughridge held 19,329 performance stock units and 11,107 restricted stock units having a combined value of $2,501,839; and Mr. Zeitler held 27,768 performance stock units and 32,603 restricted stock units having a combined value of $4,962,496. Restricted stock units earn dividend equivalents at the same rate as the dividends paid to stockholders; otherwise, restricted stock units have no value to the recipient until the restrictions are released. No dividend equivalents are paid on outstanding performance stock units.

(2)              For Mr. Palmisano, this amount includes perquisites and personal benefits in excess of reporting thresholds, including $61,571 and $69,639 imputed as income for use of corporate aircraft in 2005 and 2004, respectively (calculated in accordance with Internal Revenue Service requirements). In 2003, Mr. Palmisano did not have any perquisites and personal benefits in excess of reporting thresholds, and $18,259 was imputed as income for the use of corporate aircraft that year (calculated in accordance with Internal Revenue Service requirements). The variable cost to the company from this usage (calculated to include fuel, maintenance, and certain fees and expenses) was $356,576, $261,776 and $86,107 in 2005, 2004 and 2003, respectively.

(3)              Represents the Company’s contributions to the IBM Savings Plan and the Executive Deferred Compensation Plan (“EDCP”).

(4)              This amount includes reimbursement for tax liabilities related to payments for overseas assignment (see footnote (5) below).

(5)              This amount includes payments for certain expenses related to relocation from assignment outside the home country, as well as $33,225 for the Company’s contributions to the IBM Savings Plan and the EDCP.

(6)              Mr. Loughridge also received a payment of $125,000 in each of 2004 and 2003 in connection with a previous position.

IBM Notice of 2006 Annual Meeting and Proxy Statement

Stock Option/SAR Grants in Last Fiscal Year (1)

	INDIVIDUAL GRANTS
	NUMBER		% OF TOTAL		AVERAGE		POTENTIAL REALIZABLE VALUE AT
	OF SECURITIES		OPTIONS/SARS		HIGH/LOW		ASSUMED ANNUAL RATES OF
	UNDERLYING		GRANTED TO	EXERCISE	MARKET		STOCK PRICE APPRECIATION FOR
	OPTIONS/SARS		EMPLOYEES IN	PRICE	PRICE ON	EXPIRATION	TEN-YEAR OPTION TERM (4)
NAME	GRANTED		FISCAL YEAR	PER SHARE	DATE OF GRANT	DATE	0%	5%	10%
S.J. Palmisano	200,000	(2)	1.51%	$101.33	$92.12	3/07/15	$0	$9,744,800	$27,521,100
	30,325	(3)	0.23%	92.12	92.12	3/07/15	0	1,756,800	4,452,200
N.M. Donofrio	6,944	(3)	0.05%	92.12	92.12	3/07/15	0	402,300	1,019,500
D.T. Elix	57,137	(2)	0.43%	101.33	92.12	3/07/15	0	2,783,900	7,862,400
	6,458	(3)	0.05%	92.12	92.12	3/07/15	0	374,100	948,100
M. Loughridge	38,734	(2)	0.29%	101.33	92.12	3/07/15	0	1,887,300	5,330,000
	5,597	(3)	0.04%	92.12	92.12	3/07/15	0	324,300	821,700
W.M. Zeitler	53,499	(2)	0.40%	101.33	92.12	3/07/15	0	2,606,700	7,361,800
	5,151	(3)	0.04%	92.12	92.12	3/07/15	0	298,400	756,200

Increase in market value of IBM common stock for all stockholders at assumed annual rates of stock price appreciation (as used in the table above) from $92.12 per share average of high/low market price, over the ten-year period, based on 1,574.0 million shares outstanding on December 31, 2005.

5% (to $150/share) $ 91 billion	10% (to $239/share) $ 231 billion

(1)              No Stock Appreciation Rights (SARs) or Incentive Stock Options were granted to the named executive officers during 2005.

(2)              These options were granted on March 8, 2005 and vest in four equal annual installments from the date of grant. The exercise price reflects a 10% premium over the average of the high/low market price on the date of grant.

(3)              These options were granted on March 8, 2005 and vest 100% three years from the date of grant.

(4)              Potential Realizable Value assumes that the average of the high/low market price appreciates in value over the ten-year option term at the assumed annual growth rates. For example, a $92.12 per share price with a 5% annual growth rate results in a stock price of $150 per share, and a 10% rate results in a price of $239 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

	SHARES ACQUIRED ON	VALUE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS/SARS AT FISCAL YEAR-END		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS/ SARS AT FISCAL YEAR-END
NAME	EXERCISE (#)	REALIZED	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE

S.J. Palmisano	193,634	$9,451,615	1,062,500	617,825	$10,605,110	$508,750
N.M. Donofrio	156,844	8,298,412	546,803	94,948	12,324,229	120,122
D.T. Elix	0	0	309,131	163,984	1,533,537	136,512
M. Loughridge	0	0	125,286	104,659	305,610	58,775
W.M. Zeitler	0	0	299,525	145,591	3,528,463	105,840

IBM Notice of 2006 Annual Meeting and Proxy Statement

Long-Term Incentive Plans–Awards in Last Fiscal Year

NAME	NUMBER OF SHARES, UNITS OR OTHER RIGHTS	PERFORMANCE OR OTHER PERIOD UNTIL MATURATION OR PAYOUT	ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK PRICE BASED PLANS (1)
			THRESHOLD (#) (2)	TARGET (#)	MAXIMUM (#)
S.J. Palmisano	33,495	1/05–12/07	8,374	33,495	50,243
N.M. Donofrio	0	1/05–12/07	0	0	0
D.T. Elix	9,569	1/05–12/07	2,392	9,569	14,354
M. Loughridge	6,487	1/05–12/07	1,622	6,487	9,731
W.M. Zeitler	8,960	1/05–12/07	2,240	8,960	13,440

(1)              Long-Term Incentive Program (LTIP) awards are denominated in Performance Stock Units (PSUs), which are equivalent in value to IBM common stock. PSUs are earned for achieving specified cumulative business objectives of earnings-per-share and cash flow, weighted 80/20 respectively, over a three-year performance period beginning 1/1/05 and ending 12/31/07. Performance against each of the targets will be subject to separate payout calculations. The target number of PSUs will be earned if 100% of the objectives are achieved. The threshold number will be earned for the achievement of 70% of the objectives, and the maxi-mum number will be earned for achieving 120% of the objectives. No payout will be made for performance below the threshold. After the performance period, PSUs will be paid in stock.

(2)              The amounts in this column represent the threshold number of PSUs that can be earned if 70% attainment of both business objectives is achieved. In the event that only one objective is achieved (at the 70% level), then the number of performance stock units earned would be 80% of the threshold number based on earnings-per-share achievement or 20% based on cash flow achievement.

RETIREMENT PLANS

Retirement benefits are provided to the executive officers of the Company, including the named executive officers, under an unfunded, non-qualified defined benefit pension plan known as the Supplemental Executive Retention Plan (“SERP”). Benefits under the SERP are offset by benefits under the Company’s defined benefit pension plan known as the IBM Personal Pension Plan, which provides funded, tax-qualified benefits up to IRS limits and unfunded, non-qualified benefits in excess of IRS limits. The SERP and the IBM Personal Pension Plan are referred to collectively as the “Plans”.

Effective July 1, 1999, the SERP was amended in line with amendments to the IBM Personal Pension Plan. As with the changes to the IBM Personal Pension Plan, transition provisions apply. Executives who were within five years of retirement eligibility on June 30, 1999, remain eligible under the prior SERP provisions. All other executives are subject to the current SERP provisions, except that those who participated in the prior SERP are governed by a transitional rule under which they continued to accrue benefits under the prior SERP provisions through 2003.

Effective May 1, 2004, the SERP was closed to new participants. Only certain executives, including the named executive officers, remain eligible for a potential benefit under the SERP, provided they satisfy the SERP’s age and service criteria for retirement eligibility, and their average annual compensation exceeds the compensation threshold for the year of retirement. Eligible executives are: (i) those who were eligible under the prior SERP provisions; (ii) those whose total cash compensation rate (base plus target incentive compensation) as of May 1, 2004 was at or above the 2004 SERP compensation threshold of $319,100; and (iii) those whose actual final average annual compensation through calendar year 2003 is at or above $319,100. The 2005 SERP compensation threshold is $351,000.

Effective December 31, 2007, the accrual of future benefits under the Plans, including the SERP, will stop. Participants will be eligible for all retirement benefits earned as of that date, but with respect to benefits earned under the SERP, at retirement, they must satisfy the SERP’s age and service criteria for retirement eligibility, and their average annual compensation as of December 31, 2007, must exceed the 2007 SERP compensation threshold of $405,400. Participants will continue to accrue benefits under the Plans through December 31, 2007. Beginning January 1, 2008, the Company plans that all executive officers will instead be eligible for Company contributions to a new defined contribution plan of up to ten percent of total pay, depending on the pension plan formula they were eligible for on December 31, 2007, on the same terms as those applicable to all Company employees.

For purposes of the Plans, average annual compensation is equal to the average annual salary and bonus over the final five years of employment or the highest consecutive five calendar years of compensation, whichever is greater. The annual salary and bonus for the current year for the named executive officers is indicated in the Annual Compensation column of the Summary Compensation Table.

The years of service for each of the named executive officers under the Plans, as of December 31, 2005 are: Mr. Palmisano, 32 years; Mr. Donofrio, 38 years; Mr. Elix, 5 years (an additional 31

IBM Notice of 2006 Annual Meeting and Proxy Statement

years of service with IBM Australia count towards his total retirement benefits as described below); Mr. Loughridge, 28 years; and Mr. Zeitler, 36 years. No additional benefits are payable under the Plans for years of service in excess of 35 years.

Benefits under the Plans are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the applicable IBM Personal Pension Plan formula (lump sum payments are not available under the SERP). Benefits are paid from the trust under the IBM Personal Pension Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

The following tables set out the estimated annual retirement benefit payable under the Plans through year-end 2005 for a participant at age 65, for various levels of average annual compensation (as defined above) and years of service, under the prior SERP provisions and under the SERP provisions effective July 1, 1999. Under the prior SERP provisions, benefits are payable only upon satisfying the age and service criteria for retirement eligibility in the IBM Personal Pension Plan (30 years of service, age 55 with at least 15 years of service, or age 62 with at least 5 years of service). Benefits are reduced if paid out prior to age 60. Under the July 1, 1999 SERP provisions, benefits generally are payable only if the executive is at least age 60 and has at least 5 years of service at termination and, at age 60 or later, benefits are unreduced. Messrs. Palmisano, Donofrio and Zeitler are eligible for retirement benefits under the prior SERP provisions. Mr. Loughridge is governed by the SERP provisions effective July 1, 1999, and the SERP transitional rule described above, and Mr. Elix is governed by the SERP provisions effective July 1, 1999. Mr. Elix is also eligible for a benefit under the IBM Australia Limited Superannuation Fund for his years of service with IBM Australia. The benefit under this plan, earned through year-end 2005, expressed as an annual annuity (calculated using the mortality basis applicable to the IBM Personal Pension Account and a 6% discount rate) commencing at age 65, is $254,007.

Table 1. Estimated Annual Pension Benefit Payable in 2005 under the Plans under prior SERP Provisions

FIVE-YEAR
AVERAGE	YEARS OF SERVICE
COMPENSATION	5	15	20	25	30	35
$500,000	$52,292	$156,876	$209,168	$241,668	$274,168	$292,918
1,000,000	116,042	348,126	464,168	529,168	594,168	631,668
1,500,000	179,792	539,376	719,168	816,668	914,168	970,418
2,000,000	243,542	730,626	974,168	1,104,168	1,234,168	1,309,168
5,000,000	626,042	1,878,126	2,504,168	2,829,168	3,154,168	3,341,668
7,500,000	944,792	2,834,376	3,779,168	4,266,668	4,754,168	5,035,418
10,000,000	1,263,542	3,790,626	5,054,168	5,704,168	6,354,168	6,729,168
12,500,000	1,582,292	4,746,876	6,329,168	7,141,668	7,954,168	8,422,918

Table 2. Estimated Annual Pension Benefit Payable in 2005 under the Plans under SERP Provisions effective July 1, 1999

FIVE-YEAR
AVERAGE	YEARS OF SERVICE
COMPENSATION	5	15	20	25	30	35
$500,000	$42,838	$128,515	$171,354	$210,707	$225,641	$253,225
1,000,000	92,857	278,571	371,429	464,286	557,143	650,000
1,500,000	139,286	417,857	557,143	696,429	835,714	975,000
2,000,000	185,714	557,143	742,857	928,571	1,114,286	1,300,000
5,000,000	464,286	1,392,857	1,857,143	2,321,429	2,785,714	3,250,000
7,500,000	696,429	2,089,286	2,785,714	3,482,143	4,178,571	4,875,000
10,000,000	928,571	2,785,714	3,714,286	4,642,857	5,571,429	6,500,000
12,500,000	1,160,714	3,482,143	4,642,857	5,803,571	6,964,286	8,125,000

IBM Notice of 2006 Annual Meeting and Proxy Statement

OTHER DEFERRED COMPENSATION PLANS

The IBM Savings Plan allows all eligible employees to defer up to 80% of their salary and performance bonus on a tax-favored basis into a tax exempt trust pursuant to Internal Revenue Service guidelines. IBM matches these deferrals at the rate of 50% for the first 6% of compensation deferred. Effective January 1, 2005, for newly hired and rehired employees, IBM matches these deferrals at the rate of 100% for the first 6% of compensation. The employee accounts are invested by the plan trustee in a selection of investment funds, including an IBM Stock Fund, as directed by the employees. Corporate officers participate in the IBM Savings Plan on the same basis as all other employees. For 2005, Internal Revenue Service limits on the IBM Savings Plan precluded an annual deferral of more than $14,000 ($18,000 for participants who were at least age 50 during such year) or an eligible compensation base of more than $210,000 for any one employee.

IBM established the IBM Executive Deferred Compensation Plan (the “EDCP”) in 1995. The EDCP allows any U.S. executive, including officers, to defer additional income and receive a Company match on the same basis as the IBM Savings Plan except that the Company match for the EDCP is credited only in units of IBM common stock which are not transferable to other investment alternatives during employment. In addition, participants can defer all or a portion of their annual incentive until termination of employment under the EDCP. In the event that the salary of a Company officer who is subject to the limits of section 162(m) of the Code exceeds $1,000,000, such officer may defer up to 100 percent of his or her salary. The EDCP is not funded and participants are general creditors of the Company. All amounts deferred in the EDCP increase or decrease based on the investment results of the executive’s selected investment alternatives, but plan distributions after employment ends are paid out of Company funds rather than from a dedicated investment portfolio.

The Company also provided executives with the opportunity to defer certain restricted stock unit awards under the LTIP on terms similar to the EDCP. These amounts are not funded (participants are general creditors of the Company) and there is no Company match on these amounts. The restricted stock unit award deferrals are recorded as deferred units of Company stock and are not transferable to any other investment alternatives until paid out.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

There are no employment agreements or change-in-control arrangements with any of the named executive officers.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	129,252,333	$95.58	124,404,252

Equity compensation plans not approved by security holders	106,817,707	$85.61	29,140,868

Total	236,070,040	$91.16	153,545,120

(1)              In connection with 22 acquisition transactions, 2,032,389 additional options are outstanding as a result of the Company’s assumption of options granted by the acquired entities. The weighted average exercise price of these options is $89. The Company has not made, and will not make, any future grants or awards of equity securities under the plans of these acquired companies. In addition, columns (a) and (b) of the table above do not include 8,874,441 restricted stock units, including restricted stock units payable under outstanding performance stock units assuming 100% of the performance objectives are achieved.

IBM Notice of 2006 Annual Meeting and Proxy Statement

The table does not include 75,791 Promised Fee Shares that are outstanding under the Directors Deferred Compensation and Equity Award Plan (“DCEAP”)-see “General Information-Directors’ Compensation.” The Company has issued 39,700 shares of IBM common stock under the DCEAP through 2005, and 723,414 shares remain available for issuance thereunder.

The material features of each equity compensation plan under which equity securities are authorized for issuance that was adopted without stockholder approval are described below:

2001 LONG-TERM PERFORMANCE PLAN

The 2001 Long-Term Performance Plan (the “2001 Plan”) is used to fund awards for employees other than senior executives of the Company. Awards for senior executives of the Company will continue to be funded from the stockholder-approved 1999 Long-Term Performance Plan (the “1999 Plan”). Otherwise, the provisions of the 2001 Plan are identical to the 1999 Plan, including the type of awards that may be granted under the plan (stock options, restricted stock and unit awards and long-term performance incentive awards).

The 2001 Plan is administered by the Executive Compensation and Management Resources Committee of the Board of Directors, and that Committee may delegate to officers of the Company certain of its duties, powers and authority. Payment of awards may be made in the form of cash, stock or combinations thereof and may be deferred with Committee approval. Awards are not transferable or assignable except (i) by law, will or the laws of descent and distribution, (ii) as a result of the disability of the recipient, or (iii) with the approval of the Committee.

If the employment of a participant terminates, other than as a result of the death or disability of a participant, all unexercised, deferred and unpaid Awards shall be canceled immediately, unless the Award Agreement provides otherwise. In the event of the death of a participant or in the event a participant is deemed by the Company to be disabled and eligible for benefits under the terms of the IBM Long-Term Disability Plan (or any successor plan or similar plan of another employer), the participant’s estate, beneficiaries or representative, as the case may be, shall have the rights and duties of the participant under the applicable Award Agreement. In addition, unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the participant is not in compliance with all applicable provisions of the Award Agreement and the Plan. In addition, Awards are cancelled if the participant engages in any conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

PWCC ACQUISITION LONG-TERM PERFORMANCE PLAN

The IBM PWCC Acquisition Long-Term Performance Plan (the “PWCC Plan”) was adopted by the Board of Directors in connection with the Company’s acquisition of PricewaterhouseCoopers Consulting (“PwCC”) from PricewaterhouseCoopers LLP, as announced on October 1, 2002. The PWCC Plan has been and will continue to be used solely to fund awards for employees of PwCC who have come over to the Company as a result of the acquisition. Awards for senior executives of the Company will not be funded from the PWCC Plan. The terms and conditions of the PWCC Plan are substantively identical to the terms and conditions of the 2001 Plan, described above.

IBM Notice of 2006 Annual Meeting and Proxy Statement

Performance Graph

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN FOR IBM, S&P 500 STOCK INDEX, S&P 500 COMPUTER HARDWARE INDEX (EXCLUDING IBM), AND S&P 500 INFORMATION TECHNOLOGY INDEX

	2000	2001	2002	2003	2004	2005
IBM Common Stock	100	143.00	92.28	111.19	119.19	100.32
S & P 500 Stock Index	100	88.12	68.64	88.33	97.94	102.75
S & P 500 Computer Hardware Index (excluding IBM)	100	75.94	55.78	73.83	90.81	94.13
S & P 500 Information Technology Index	100	74.13	46.40	68.31	70.06	70.75

The above graph compares the five-year cumulative total return for IBM common stock with the comparable cumulative return of Standard & Poor’s (“S&P”) indices. Because IBM is a company within the S&P 500 Stock Index, the Securities and Exchange Commission’s proxy rules require the use of that index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. The S&P 500 Computer Hardware Index is such an index. The results for this index exclude IBM.

This year, the graph above also shows the 5 year cumulative total return for the S&P 500 Information Technology Index, a capitalization-weighted index of 77 information technology companies within the S&P 500. The S&P 500 Information Technology Index includes many services and software companies, in addition to the hardware companies included in the S&P 500 Computer Hardware Index.

The graph assumes $100 invested on December 31, 2000, in IBM common stock and $100 invested at that same time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

IBM Notice of 2006 Annual Meeting and Proxy Statement

Report of the Audit Committee of the Board of Directors

The Audit Committee hereby reports as follows:

1.     Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in their oversight role, has reviewed and discussed the audited financial statements with IBM’s management.

2.     The Audit Committee has discussed with the Company’s internal auditors and IBM’s independent registered public accounting firm, the overall scope of and plans for its audit. The Audit Committee has met with the internal auditors and independent registered public accounting firm, separately and together, with and without management present, to discuss the Company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by SAS 61 (Communications with Audit Committee) as may be modified or supplemented.

3.     The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP (“PwC”) required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented, and has discussed with PwC their independence.

4.     The Audit Committee has an established charter outlining the practices it follows. The charter is available on the Company’s website at: http://www.ibm.com/investor/corpgovernance/cgbc.phtml/.

5.     The Company’s Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent accounting firm is required to confirm that the provision of such services does not impair their independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table below were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

6.     Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors of IBM and the Board has approved, that the audited financial statements be included in IBM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

L.A. Noto (chair)

M.L. Eskew

C.M. Vest

Audit and Non-Audit Fees

Set forth below are the fees paid by IBM to its independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”) for the fiscal periods indicated.

During 2002, IBM purchased the consulting business from PwC for an aggregate purchase price of $3.5 billion. As part of the transaction, PwC agreed to provide certain transition services to IBM, including financial, human resources, office and other services. In addition to payments for these services, IBM paid PwC $4.9 million in 2004 and $0.2 million in 2005, for subcontractor arrangements in effect prior to the acquisition. In connection with IBM’s purchase of the PwC consulting business, Ernst & Young LLP (“E&Y”) was engaged as independent accountants for IBM’s business consulting services unit from October 1, 2002 through December 31, 2004.

	PWC		E&Y
(DOLLARS IN MILLIONS)	2005	2004	2004

Audit Fees	$25.3	$21.6	$3.3
Audit-Related Fees	24.1	28.1	0.7
Tax Fees	7.0	26.9	0.7
All Other Fees	0.9	0.1	0.0

DESCRIPTION OF SERVICES

AUDIT FEES comprise fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s annual financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, attest services, consents, and review of documents filed with the SEC.

IBM Notice of 2006 Annual Meeting and Proxy Statement

AUDIT-RELATED FEES comprise fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements including the support of business acquisition and divestiture activities, independent assessment of controls related to outsourcing services, and review of IBM’s retirement and other benefit-related programs. For 2005, these services include $16 million for independent assessment of controls related to outsourcing services and $4 million for services in support of the transaction by which Lenovo acquired IBM’s Personal Computing division. For 2004, these services included $6 million paid to PwC for the audit of the Company’s internal controls in anticipation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and $10 million paid to PwC for services in connection with the Lenovo transaction.

TAX FEES comprise fees for tax compliance, tax planning, and tax advice. These services include $22 million in 2004 for tax preparation services for employees on assignment. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. international tax matters; assistance with foreign income and withholding tax matters, assistance with sales tax, value added tax and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

ALL OTHER FEES comprise fees primarily in connection with the international assignee program.

2.  Ratification of Appointment of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, to be IBM’s auditors for the year 2006 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. PwC served in this capacity for the year 2005. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PwC is required to confirm that the provision of such services does not impair their independence. Before selecting PwC, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with PwC in all of these respects. The committee’s review included inquiry concerning any litigation involving PwC and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of PwC to perform services for the Company is in no way adversely affected by any such investigation or litigation.

THE IBM BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE FOR THIS PROPOSAL.

IBM Notice of 2006 Annual Meeting and Proxy Statement

STOCKHOLDER PROPOSALS

Stockholder proposals may be submitted for inclusion in IBM’s 2007 proxy material after the 2006 Annual Meeting but must be received no later than 5 p.m. EST on November 9, 2006. Proposals should be sent via registered, certified, or express mail to: Office of the Secretary, International Business Machines Corporation, New Orchard Road, Mail Drop 301, Armonk, N.Y. 10504.

Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interest of the Company and stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

Examples of stockholder proposals and suggestions that have been adopted over the years include stockholder ratification of the appointment of an independent registered public accounting firm, improved procedures involving dividend checks and stockholder publications, and changes or additions to the proxy material concerning such matters as abstentions from voting, appointment of alternative proxy, inclusion of a table of contents, proponent disclosure, and secrecy of stockholder voting.

THE IBM BOARD OF DIRECTORS OPPOSES THE FOLLOWING PROPOSALS FOR THE REASONS STATED AFTER THE PROPOSALS.

3.  Stockholder Proposal on Cumulative Voting

Management has been advised that Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 200 shares, intends to submit the following proposal at the meeting:

RESOLVED: “That the stockholders of IBM, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

•                  “In addition, many corporations have adopted cumulative voting.”

•                  “Last year the owners of approximately 36.2% of shares voting, voted FOR this proposal.” The amount of shares voting FOR was 340,269,136 shares.

•                  “If you AGREE, please mark your proxy FOR this resolution.”

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for Director. The Board of Directors believes that this approach produces a Board that will represent the interests of the Company’s stockholders as a whole rather than the interests of any particular group. In contrast, cumulative voting, as suggested by the Proponent, would enable stockholders representing less than a majority of all shares to elect a director to represent their own particular interests. This could result in a Board of Directors on which each director advocates the positions of the group responsible for his or her election, rather than the positions that are in the best interest of the Company and IBM stockholders as a whole. The Board believes that changing the current voting procedure is not advisable. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

4.  Stockholder Proposal on Pension and Retirement Medical

Management has been advised that Mr. James Leas, 37 Butler Drive, South Burlington, VT 05403, the holder of 408 shares, on behalf of himself and 55 co-filers of the proposal, whose names, addresses and IBM stockholdings are available upon request, intends to submit the following proposal at the meeting:

Stockholders ask the Board to adopt the following policy:

Age discrimination in retirement policies will be ended by allowing all employees, regardless of age, to choose the promised pension and retirement medical insurance under the terms in effect before IBM adopted changes in 1995 and 1999.

On July 31, 2003, a Federal District Court in Illinois ruled that the cash balance pension plan IBM adopted in 1999 and an earlier plan IBM adopted in 1995 both violated federal retirement law because they discriminated on the basis of age.

Having considered the fully developed arguments on both sides, the federal district court declared that IBM’s “1999 cash balance formula violates the literal terms of the Employee Retirement Income Security Act. IBM’s own age discrimination analysis illustrates the problem.”

From IBM’s own documents the court also concluded that “IBM proceeded with the cash balance plan with open eyes and was fully informed of the consequences of the litigation that was sure to come.”

Confirming employee calculations, the court said that the cash balance plan would “cause reductions in retirement pay of up to 47% for older workers.” Many employees calculated their pension losses in the hundreds of thousands of dollars.

A settlement agreement approved by the district court in August, 2005 provides that 275,000 IBM employees on average get a total of only $1,114 each.

Under the settlement agreement class attorneys get $88.5 million.

In my opinion the settlement agreement that returns each employee so little, gives class attorneys so much, and lets IBM off the hook, is collusive: the settlement agreement did not end the age discrimination, it ratified the age discrimination.

IBM Notice of 2006 Annual Meeting and Proxy Statement

The changes IBM implemented in 1999 created an unprecedented groundswell of dissent among IBM employees. Covered by national media, employee meetings around the country led to a Senate hearing chaired by Senator James Jeffords, stockholder resolutions, union organizing, and the class action law suit that declared IBM guilty of age discrimination.

The protest campaign led IBM to partially back down, allowing about 35,000 additional employees to choose between the pension plans. Unlike the class action lawsuit, that protest campaign produced substantial gains for each of those employees.

IBM boosted the profit report as a result of its 1995 and 1999 changes–even though no money was transferred into the company–based on an accounting rule treatment of the pension plan. The court acknowledged that $1 billion– 13% of IBM’s net income–came from this accounting rule treatment in 2001. IBM executive pay is tied to the report of profit as elevated by this accounting rule boost to income. In addition, the August 1, 2003 New York Times noted that some of the savings to the pension plan “was to be used to create pensions for executives.” IBM enacted a separate “top hat” pension plan for executives in 1998.

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

To stay competitive in the marketplace, IBM must attract and keep the industry’s most talented people. We do that, in part, by offering compensation and benefit programs that provide value to our employees. In this context, IBM remains convinced that the changes made to its pension and retirement medical insurance plans were the right thing to do.

The pension changes adopted in 1995 addressed a specific set of corporate purposes: to manage long-term liabilities, to reduce early retirement subsidies, and, recognizing the changing needs of a more diverse talent pool, to provide a more attractive benefit for mid-career hires and those who might not spend a full career with IBM. These objectives were set, and the plan changes were adopted, in the context of urgent efforts by IBM to resuscitate a business that was sustaining enormous losses in the early 1990s. Further, this new approach to pension benefits was part of a broader package of changes being made by IBM, including allocating greater resources to the 401(k) plan and to various forms of incentive compensation and the hiring of experienced employees to staff its growing services business.

Since then, IBM has made other changes to its pension benefit programs to provide its employees with a total compensation and benefits package that is competitive and that serves to attract and retain the best performers. After analyzing its own workforce and the practices of the companies against which it competes for employee talent, IBM found that over 50% of its U.S. employees have 5 years or less with the Company, validating the Company’s decision to change its pension plan in 1995. The Company also found that approximately 75% of its competitors did not offer a pension plan. As a result of these studies, the Company concluded that its pension plans were not delivering the kind of benefit this workforce valued, and effective in January 2005 moved forward with a new 401(k) plan for new employees, under which they would receive a new, enhanced benefit in lieu of traditional pension benefits, including an increased Company match on employee investments– from 50% to 100% of the first 6% of eligible pay.

Most recently, in January 2006, based on a review of competitive benchmarks, the Company announced that effective December 31, 2007, it will no longer accrue for future pay or service but age and service after 2007 will continue to count toward retirement eligibility. In addition, this cessation also includes the Supplemental Executive Retention Plan. Beginning in 2008, the Company plans to implement a new 401(k) savings plan with increased Company matching and automatic contributions. The Company also has under consideration 2006 retirement plan changes in several other countries. These changes continue IBM’s global strategy of shifting the future focus of retirement benefits toward the more predictable cost structure of defined contribution plans.

In the past 10 years, IBM has invested over $11 billion in U.S. cash compensation for employees, including salary increase programs and the variable pay (bonus) program. Since 1991, IBM has increased U.S. base salaries by 84%.

As all of these actions evidence, the Company continually reviews its plans and programs to take account of shifts in the marketplace and to help ensure that IBM continues to offer the right mix of pay and benefits to attract the top talent needed to lead the business in today’s competitive marketplace. The flexibility to conduct these reviews and make these changes is vital to the Company. FOR ALL OF THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM Notice of 2006 Annual Meeting and Proxy Statement

5.  Stockholder Proposal on Executive Compensation

Management has been advised that Mr. Donald S. Parry, 1178 Wood Duck Hollow, Jacksonville, FL 32259-2932, the owner of 37.677 shares, intends to submit the following proposal at the meeting:

RESOLVED: The Stockholders request that the Board of Directors adopt a policy that the compensation of senior executives will be determined in the future without regard to any “pension income” from a defined benefit pension plan that the accounting rules may require IBM to treat as an addition to its reported income and earnings per share.

STATEMENT OF SUPPORT

IBM uses criteria to compensate the performance of its senior executives, such as reported net income and earnings per share, that may include “pension income” from defined benefit pension plans. Compensation decisions should not be influenced by such “pension income,” in my judgement, because such “income” does not reflect the results of operations, money that is actually available for use by the company, or the actual performance of the executives involved.

IBM has disclosed that there was no addition to pre-tax income from “periodic pension income” in 2004. However, this does not change my point that “pension income” does not justify boosts in executive compensation.

IBM’s annual report for 2003 reported “periodic pension income” from various defined benefit pension plans of about $803 million or 7% of its pre-tax income. This compares with $1.2 billion, or nearly 16% of its pre-tax income in 2002, and $1.5 billion, or 13% of its pre-tax income in 2001, and $1.3 billion, or 11% of its pre-tax income in 2000.

In all, “pension income” accounted for more than $4.8 billion of IBM’s pre-tax income for that four year period. However, as the managing director of Standard & Poors observed in Investors Business Daily, “it’s not the company’s money. It stays in the pension fund.” (Oct. 25, 2002)

Despite this fact, the 2003 and 2004 proxy statements report that IBM’s top senior executives were given more than $100 million dollars of performance-based compensation based, in part, on either net income or earnings-per-share. From 2000 through 2003, this compensation included more than $46 million in annual bonus awards, $27 million in restricted stock and $31 million in payouts under the Long Term Incentive Plan.

By using reported net income and earnings per share as compensation criteria, and failing to subtract pension income from the reported numbers, I believe IBM compensated its top executives as if they actually contributed to the production of $4.8 billion in “pension income” through their efforts in managing operations. However, in fact, their management of operations did not contribute to the production of that income.

This, in my view, was a clear violation of the principle of “pay for performance.” Moreover, instead of generating $4.8 billion in cash from pension plans, IBM has had to pay $4 billion into the U.S. Pension plan to assure that it is “fully funded.”

My proposal won more than 38% of the votes cast for and against it at the 2005 annual meeting. Please support it. Pension income should no longer be used in a way that boosts executive pay.

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company strongly believes that compensation of its executives should be designed to link pay and sustained performance as reported to the stockholders. To support this philosophy, the Executive Compensation and Management Resources Committee of the IBM Board of Directors (the “Committee”) and management have crafted the Company’s compensation programs so that a significant portion of executives’ total compensation is at risk, tied both to annual and long-term financial performance of the Company as well as to the creation of stockholder value. For example, for the named executive officers, the typical portion of total compensation at risk was 85% in 2005.

With respect to the proponent’s contention regarding pension income, it is important to note that for the last 4 years, the Company’s pension plans have had a negative year-to-year impact on the Company’s reported financial results. For 2006 we expect that expense for all retirement plans will increase approximately $400 to $500 million over 2005, excluding the impact of 2005 one-time charges relating to our pension plans. This amount would have been $900 million to $950 million without the savings from the pension changes. In 2005 retirement-related expenses increased approximately $1 billion over 2004, excluding charges in both years. Stated differently, the Company needed to earn equivalent amounts from operations respectively just to stay even with the preceding year. Furthermore, the last year the Company experienced a positive year-to-year financial impact from pensions was in 2001, com-pared to 2000. FOR ALL THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

6.  Stockholder Proposal on Disclosure of Executive Compensation

Management has been advised that Ms. Janet Krueger, 1725 SE 8 Avenue, Rochester, MN 55904, the owner of 32 shares, intends to submit the following proposal at the meeting:

WHEREAS compensation for IBM’s executive officers is listed in the annual report, but their total compensation and related company liability is not readily discernable by some professional investors or by the average shareholder; and

WHEREAS this leaves shareholders with an inadequate and incomplete picture of the company’s future liabilities on behalf of those executive officers;

RESOLVED that IBM’s Board of Directors establish a policy and practice to provide full and transparent disclosure of all forms of compensation issued and promised to Company executive officers. This

IBM Notice of 2006 Annual Meeting and Proxy Statement

should include, but not be limited to, their salary, bonuses in all forms, loans, and their share of deferred compensation schemes such as 401k, EDSP and the IBM Savings Plan, stock options, life insurance, retirement benefits and any other perks which constitute a current or future liability for shareholders of over $2000. This disclosure shall be made in plain English and in dollar terms using industry accepted accounting principles, including the total benefits paid in the prior year, the total projected obligation, and the plan assets set aside to cover that obligation, for each of the executive officers.

SUPPORTING STATEMENT: The import of full executive compensation disclosure is exemplified in a Wall Street Journal Europe article dated 10/11/2002 and titled “Corporate Books Hide another Ticking Bomb: Deferred Compensation–Tab for Executive ‘Top-Hat’ Plans Rises Yearly, Usually Isn’t Disclosed–’a Tremendously Large Obligation’”, which cites:

“Companies are required to disclose only a piece of what they promise executives–but not their total annual contributions or even how many employees participate in the plan.”

“It is beyond the experience, and certainly the patience, of most shareholders.”

“Still, incomplete information can stymie the efforts of shareholders, regulators or anyone else trying to calculate an executive’s full compensation. It can keep them from being able to understand deferred compensation’s impact on a company’s bottom line.”

“A footnote in International Business Machines Corp.’s latest proxy discloses that last year Louis V. Gerstner Jr., now 60, the company’s chairman, received $300,000 in contributions to his 401(k) and the executive deferred-compensation plan. A shareholder trying to tease out how that money was allocated would have to know enough about tax law to realize that no more than $12,000 of this payment could have gone into Mr. Gerstner’s 401(k) account. And only someone intimately familiar with SEC disclosure rules and the details of IBM’s top-hat plan would know that the figure leaves out interest credited to his account.”

“An IBM spokeswoman confirms that the bulk of the $300,000 did indeed go into Mr. Gerstner’s deferred-compensation account. She says that the account’s returns mirror those of the investments in his regular 401(k) account, and therefore need not be disclosed. The spokeswoman says thousands of its executives participate in its deferred-compensation program, and that the average annual deferral is $45,000.”

We urge shareholders to vote FOR this proposal.

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company provides detailed and complete disclosure of compensation information for executive officers in its Proxy Statement each year, in full compliance with the regulations of the Securities and Exchange Commission (“SEC”). These regulations require the reporting of all compensation arrangements for the Company’s chairman and chief executive officer, as well as its four other highest paid executive officers.

The Executive Compensation and Management Resources Committee of the Board (the “Committee”), which is comprised solely of independent, non-management directors, reviews and approves the compensation for all executive officers of the Company. The Committee also publishes a detailed report each year in the Proxy Statement, setting forth their approach and philosophy with respect to executive compensation.

Furthermore, on January 17, the SEC proposed new rules regarding the disclosure of executive compensation, recommending sweeping changes in the current disclosure requirements. As the Company has always done, we will see what the proposed new rules will require and will address them appropriately. As the proponent’s proposal attempts to impose future disclosure obligations well beyond what is currently required by the SEC, the Board believes this stockholder proposal should be rejected. Given that the SEC has proposed revisions to current requirements, the Board continues to believe that existing Company disclosure is appropriate and furnishes an informed basis for IBM stockholders to evaluate the Company’s use of compensation to motivate and retain its key personnel. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

7.  Stockholder Proposal on Offshoring

Management has been advised that Michael L. Saville, P.O. Box 397, Riverton, UT 84065, the owner of 80 shares, intends to submit the following proposal at the meeting:

RESOLVED: The stockholders request that the Board establish an independent committee to prepare a report evaluating the risk of damage to the Company’s brand name and reputation in the United States resulting from IBM’s offshoring initiative and make copies of the report available to shareholders of the Company upon request.

When Tom Lynch was IBM’s Director of Global Employee Relations, he told an internal meeting that “US workers or workers in a country where the work is being relocated from, will, in many cases, be asked to train their replacements.” He noted issues like dignity and justice and fairness, those sort of gut sort of issues tend to raise or strike an emotional cord after which the money issues, pay and benefits issues can come in, but the dignity of being told that it’s not that your job is going away it’s just that it’s moving and you’re going to be put out of work as a result of that. It certainly raises those

IBM Notice of 2006 Annual Meeting and Proxy Statement

kind of dignity issues.” Full text at http://www.allianceibm.org/articles/execoffshoremeet.htm

Young Americans may wonder whether to study engineering since engineering jobs are going offshore and since remaining engineers are subject to downward pressure on pay and benefits and the potential indignity of having to train their replacements.

“How can America be competitive in the long run sending over the very best jobs?” (A union organizer quoted in Time Magazine, 8/4/03).

Shareholders may agree that IBM should continue to hire in other countries. But shareholders may wonder whether IBM hurts itself by terminating and replacing American IBMers to do so.

Shareholders may wonder whether the damage done to employee morale from the indignity of training replacements can put innovation at risk.

According to Eweek, speaking to a forum in Colorado, former President Bill Clinton said, “We need to take care of people who are displaced by outsourcing... pain is really concentrated.” According to the article, “He said there is an ‘inadequate system’ of helping those who are displaced by offshore outsourcing. ‘We need to share the benefits and responsibilities.’” (Eweek, 07/18/05)

Shareholders may wonder what is happening to employees who are terminated and their jobs sent to low wage countries. Is IBM providing adequate help to those displaced? Is IBM sharing the benefits and responsibilities? Shareholders may also wonder whether offshoring jobs also poses risks to the company’s brand name and reputation. An authoritative report is appropriate.

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM believes that globalization is a complex issue that requires a collaborative approach by business, government, labor and universities to develop appropriate approaches. Since its founding, IBM has been one of the true global companies, now serving customers in over 160 countries and since 1987 deriving more than half of its revenue from outside the United States.

IBM also continues to invest more in the United States than anywhere else in the world. For example, in 2005 while over 61% of IBM’s revenues came from outside the U.S., over 75% of its $5.8 billion in research and development spending was in the U.S. In 2005, Governor George E. Pataki of New York announced more than $2.5 billion in investments by an IBM-led consortium of high-tech companies, with IBM leading the investment of $1.9 billion in nanoelectronics manufacturing and development in East Fishkill, New York. This investment is on top of IBM’s approximately $3 billion investment in 2002 in a new 300 millimeter semiconductor facility in the same area, believed to be the most advanced of its kind.

In addition, IBM remains one of the largest employers in the U.S., with over 126,000 employees. This total has declined slightly from 2004 due to a variety of factors, including voluntary attrition, resource actions, the Lenovo divestiture, and the closing of the JPMorgan Chase outsourcing contract, among other activities. However, although IBM’s headcount declined on a year-to-year basis in the U.S., the number of new hires in the U.S. actually increased approximately 7% from 2004, and 42% over 2003 totals. In addition to this investment in our domestic workforce, IBM also posted double-digit headcount growth in 15 countries within Latin America, Europe and Asia, and we expect to continue to pursue growth opportunities across the global marketplace.

In the end, IBM believes that what matters most is whether companies and nations are investing to support innovation, which is and will continue to be the engine of growth around the world. This is reflected in the statement of IBM values put together by IBM employees in 2004 as part of ValuesJam — Innovation That Matters, for the Company and the World. IBM has a superior track record of investing in its people, training them to stay on top of the skills needed to compete in a rapidly evolving global marketplace. This year, we expect to spend over $600 million training our workforce worldwide, with over $260 million of those dollars being invested in the U.S. We are also one of the leaders in employee training, with employees spending 18 million hours–or 55.5 hours per employee–on training this past year.

IBM will continue to focus more than $400 million of its training investment to develop employees’ market-valued skills, to enable our workforce to have the cutting-edge expertise required to deliver the solutions, products and services sought by our clients now and in the future.

IBM was awarded in 2005 for the second year running the top spot by Training magazine as the best company in the U.S. providing training to its employees, recognizing not only IBM’s investment in training but also its innovative approaches using advanced technology to provide employees the training they need on demand when and where they need it.

IBM has a history and demonstrated success as a global company investing for innovation in ways that continue to promote its brand. Management and the Board do not believe a study of this kind is necessary or warranted. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM Notice of 2006 Annual Meeting and Proxy Statement

8.  Stockholder Proposal on China Business Principles

Management has been advised that John C. Harrington, P.O. Box 6108, Napa, CA 94581-1108, the owner of 100 shares, intends to submit the following proposal at the meeting:

WHEREAS: our company’s business practices in China respect human and labor rights of workers. The first nine principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social & Cultural Rights, and Civil & Political Rights.

1.     No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

2.     Our facilities and suppliers shall adhere to wages that meet workers’ basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

3.     Our facilities and suppliers shall prohibit the use of corporal punishment, any physical, sexual or verbal abuse or harassment of workers.

4.     Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

5.     Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

6.     We shall undertake to promote the following freedoms among our employees and the employees of our suppliers: freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

7.     Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity, region of origin, labor, political or religious activity, or on involvement in demonstrations, past records of arrest or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

8.     Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

9.     Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

10.   We will not sell or provide products or technology in China that can be used to commit human rights violations or labor rights abuse.

11.   We will issue annual statements to the China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.

SUPPORTING STATEMENT: As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM has long been recognized as a leading employer in the countries in which it operates and has had in place for many years its own global principles, policies and management systems regarding employee conduct and welfare and corporate responsibility that already address the objectives sought by the proponent.

Some examples of our policies and practices include the following:

•                  Our global employee well-being management system and workplace safety programs are applicable to our locations worldwide.

•                  Our comprehensive global environmental management system includes programs and requirements applicable to all of our operations worldwide.

•                  IBM’s Corporate Community Relations programs, which invest IBM resources–cash, services and technology–result in fundamental changes in communities.

•                  Leading diversity programs to promote equal opportunity and prohibit discrimination. Our workforce policies cover race, color, religion, gender, gender identity or expression, sexual orientation, national origin, disability, age, veteran’s status and human differences such as culture, economic status, lifestyle and marital status.

•                  A prohibition against the use of forced, bonded or child labor.

•                  Supply chain initiatives, including expanding our assessment of certain suppliers to take occupational health and safety, labor and employment practices and security, diversity and environmental standards into account.

IBM’s programs, policies, and directives have resulted in IBM China being presented with the “China Best Corporate Citizen” award in November 2005 at the First China Corporate Citizenship Committee’s National Conference in Beijing.

IBM Notice of 2006 Annual Meeting and Proxy Statement

The Company’s Corporate Responsibility Report– that looks beyond financial reporting and marketplace performance to present the broader dimensions of how we define the value of our Company– provides employees and a broad spectrum of external audiences with an integrated view of the philosophy and management system we apply to the economic, social, workforce and environmental aspects of our business. A copy of the report is available on-line at: http:// www.ibm.com/ibm/responsibility/.

Management and the Board are committed to the belief that a business has many responsibilities–to its customers, investors, partners and employees, and the communities in which it operates. The Company has programs and policies in place to support these responsibilities and adopting a third party code or set of guidelines for any specific country is unnecessary.

In sum, we believe IBM’s global principles, policies and management system already address the objectives sought by the proponent. AS A RESULT, THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

9.  Stockholder Proposal on Political Contributions

Management has been advised that the Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, the owner of 3,000 shares, intends to submit the following proposal at the meeting:

RESOLVED, that the shareholders of IBM (“IBM” or “the Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.     Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.     Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code, including the following:

a.               An accounting of the Company’s funds contributed to any of the persons or organizations described above;

b.              Identification of the person or persons in the Company who participated in making the decisions to contribute; and,

c.               The internal guidelines or policies, if any, governing the Company’s political contributions.

This report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.

SUPPORTING STATEMENTS

As long-term shareholders of IBM, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise wide discretion over the use of corporate resources for political purposes. In the 2003-04, the last fully reported election cycle, IBM contributed at least $25,000.00 (The Center for Public Integrity: http://www.publicintegrity.org/ 527/db.aspx?act=main)

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, the Center for Public Integrity, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Complete disclosure by the Company is necessary for the Company’s Board and its shareholders to be able to fully evaluate the political use of corporate assets.

Although the Bi-Partisan Campaign Reform Act (BCRA) enacted in 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support FOR this critical governance reform.

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

IBM has a long-standing policy against making political campaign contributions or expenditures of any kind, including money, employee time, goods or services to political candidates, political campaigns or intermediary campaign funding organizations. This corporate policy is set forth in the IBM Business Conduct Guidelines under a section entitled “Participation in Political Life.” All employees must periodically certify to these guidelines which the Company also publishes on its website at: http://www.ibm.com/investor/corpgovernance/cgbcg.phtml/.

Under IBM’s policy, IBM does not purchase tickets or pay fees to attend any event where any portion of the funds will be used for election campaigns. To the extent contributions are made by IBM to an organization, the Company has procedures in place to ensure that such contributions are not used for political purposes.

IBM Notice of 2006 Annual Meeting and Proxy Statement

Moreover, IBM employees are not permitted to make any political contributions as representatives of IBM and they may not request reimbursement from IBM. In addition, IBM does not reimburse employees for any personal contributions employees may make on their own. IBM employees are also made aware that their work time or the use of IBM assets is the equivalent of a political contribution, and is therefore not permitted by IBM policy. Finally, IBM specifically cautions its employees that if they speak out on any public issue, they must do so as an individual, and not give the appearance that they are speaking or acting on IBM’s behalf.

Given all of the foregoing, the Board views the proposal as unnecessary. THE BOARD THEREFORE UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

10.  Stockholder Proposal on Majority Voting for Directors

Management has been advised that the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, the beneficial owner of 27,500 shares, intends to submit the following proposal at the meeting:

RESOLVED: That the stockholders of International Business Machines Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s certificate of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders.

SUPPORTING STATEMENT: Our company is incorporated in New York. Among other issues, New York corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. New York law provides that unless a company’s certificate of incorporation provides otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (New York State Consolidated Laws, Chapter 4, Article 6, Section 614(a) Vote of shareholders.)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

At the recommendation of the Directors and Corporate Governance Committee, the IBM Board of Directors recently amended the IBM Board Corporate Governance Guidelines (“Guidelines”) to provide that in an uncontested election, any director nominee who receives a greater number of votes “withheld” for his or her election than votes “for” such election shall promptly tender his or her resignation. Under this provision, the independent directors of the Board would evaluate the relevant facts and circumstances, decide whether to accept the tendered resignation, and publicly disclose their decision, including the reasons for rejecting the tendered resignation if applicable. The Guidelines are available at http://www.ibm.com/investor/corpgovernance/cggl.phtml and this new provision is also set forth in Appendix B to this Proxy Statement.

The Board also believes that implementation of this stockholder proposal at this time would be premature. The issue of director voting standards is currently under review by professional associations and organizations to determine whether to recommend changes to those state corporate laws that have plurality voting defaults. The Board believes that these are legitimate and worthy discussions that should be allowed to run their course and receive appropriate consideration by state lawmakers. The Board will closely monitor the developments in this area, including whether New York law will be modified, and remains open to taking appropriate action after the legal and other issues have been addressed.

IBM Notice of 2006 Annual Meeting and Proxy Statement

Finally, the Board already has in place a robust corporate governance process designed to identify and propose independent director nominees who will serve the best interests of the Company and our shareholders. The Directors and Corporate Governance Committee, which is composed solely of independent directors, evaluates and recommends director nominees for election based on their business or professional experience, the diversity of their background, and their talents and perspectives. Relying on that process, the Company’s stockholders have historically elected strong and highly qualified Boards, not only by a plurality, but by a substantial majority of the votes cast.

Since plurality voting is currently under review and the Company has recently amended its Guidelines, both as explained above, THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE PROPOSAL.

11. Stockholder Proposal on Simple Majority Vote

Management has been advised that Emil Rossi and Nick Rossi, trustees of the Jeanne Rossi Family Trust, P.O. Box 249, Boonville, CA 95415, which holds 1,600 shares, intends to submit the following proposal at the meeting:

RESOLVED: Shareholders recommend that our Board of Directors take each step necessary for a simple majority vote to apply on each issue that can be subject to shareholder vote to the greatest extent possible.

75% YES-VOTE

This topic won a 75% yes-vote average at 7 major companies in 2004. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

END POTENTIAL FRUSTRATION OF THE SHAREHOLDER MAJORITY

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring a 75% vote to make a key governance change, if 74% vote yes and only 1% vote no–only 1% could force their will on the overwhelming 74% majority.

This proposal does not address a majority vote standard in director elections which is gaining increased support as a separate topic.

PROGRESS BEGINS WITH ONE STEP

It is important to take a step forward in corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain corresponding concerns are noted):

•           We had no Independent Chairman or Non-revolving Lead Director – Independent oversight concern.

•              A 67% shareholder vote was required to make at least one key governance change - Entrenchment concern.

•           Cumulative voting was not permitted.

•           Two of our directors were designated “problem directors” by The Corporate Library (TCL), an independent investment research firm in Portland, Maine:

1)     Cathleen Black–because she chaired the committee that set executive compensation at Coca-Cola, a company that received a CEO compensation grade of “F” by TCL.

2)     Charles Knight–because he chaired the committee that set executive compensation at Morgan Stanley, which received a CEO compensation grade of “F” by TCL.

Additionally:

•           The Corporate Library said there are too many active CEOs on our board (5). Active CEOs can serve as excellent directors, but are often over-committed, and may not be optimally independent of management’s views.

•           Six directors were allowed to hold from 4 to 6 director seats each–Over-extension concern.

ONE STEP FORWARD

The above practices reinforce the reason to take one step forward and adopt simple majority vote.

ADOPT SIMPLE MAJORITY VOTE

YES ON 11

THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

It is important to understand at the outset that IBM has no supermajority voting provisions either in its certificate of incorporation or by-laws. In our view, the proposal is largely an irrelevant exercise in theory.

For all matters other than the election of directors, IBM requires a vote of a majority of votes cast, unless a higher percentage is required by law. Under New York’s Business Corporation Law, for companies like IBM that were incorporated prior to February 22, 1998, a supermajority vote of stockholders is required by statute in order to authorize such extraordinary transactions as a company’s voluntary dissolution, the disposition by a company of all or substantially all of its assets, or a merger or consolidation of the company, unless in each instance, a company secures the approval of its stockholders to amend its certificate of incorporation to require a lesser voting threshold.

IBM Notice of 2006 Annual Meeting and Proxy Statement

With respect to any matter that is likely to be brought before our stockholders, IBM requires a simple majority of the votes cast. This standard applies to the ratification of the appointment of auditors, approval of incentive compensation terms required by tax law provisions and approval of new equity plans. That in essence is how narrow and theoretical the proposal is–focused on changing default standards otherwise required under New York law for extraordinary transactions that have not happened in IBM’s history and are unlikely to happen. To have IBM management now present to stockholders amendments to its certificate of incorporation to lower various voting thresholds on matters that stockholders are not ever likely to vote on seems to be an unnecessary exercise in theory not deserving of IBM stockholders’ time or attention.

Moreover, as supported by the facts above, there is nothing in IBM’s existing voting structure that is designed to frustrate the will of the majority of stockholders. The proponent fails to recognize that any voting standard creates the possibility that a few shares will be pivotal and that failing to secure those few shares may result in a proposal not being approved. The proponent also does not clarify that management does not have a lock on how stockholders will vote on any given matter. The fact is that many institutional investors receive and rely on voting recommendations from professional advisory firms, most of which have their own guidelines, formulae and analyses for recommending how to vote on a specific issue. Further, the SEC implemented rules in 2003 which now require mutual funds and registered investment advisors to disclose the policies and procedures they utilize with respect to voting portfolio securities, thereby making voting positions and processes much more transparent, both to companies and to activist investors and organizations seekingto sway those votes. In this day and age, voting decisions do not happen in a vacuum, and any vote reflects the time, effort and resources invested by these various constituencies to influence the outcome of a particular vote. If there are close calls, it cannot be said it was because the issue did not get the appropriate level of focus or that stockholders were uninformed.

Finally, the proponent fails to note that IBM has long been a leader in corporate governance, with the Board’s creation of the Directors and Corporate Governance Committee in 1993, to the Board’s recent adoption of a director resignation policy in the event of a majority of withhold votes received by that director (see http://www.ibm.com/investor/corpgovernance/cggl.phtml). Since we believe the Proposal is unnecessary, THE IBM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE PROPOSAL.

IBM Notice of 2006 Annual Meeting and Proxy Statement

Other Matters

Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters utilizing their own discretion. Under the terms of the Company’s Bylaws, stockholders who intend to present an item of business at the 2007 annual meeting of stockholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Company’s Secretary no earlier than October 10, 2006 and no later than November 9, 2006, as set forth more fully in such By-laws.

Proxies and Voting at the Meeting

The $.20 par value capital stock of the Company (its common stock) is its only class of security entitled to vote at the April 25, 2006 meeting. Each stockholder of record at the close of business as of February 24, 2006 (the “Record Date”), is entitled to one vote for each share held at the meeting, or any adjournment thereof. On February 10, 2006, there were 1,567,313,082 common shares entitled to be voted.

Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of an independent registered public accounting firm and to recommend that the Board consider adoption of a stockholder proposal. Under the laws of New York, IBM’s state of incorporation, “votes cast” at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker nonvotes, and withheld votes will not be considered “votes cast” based on current state law requirements and IBM’s Certificate of Incorporation and By-laws.

All stockholder meeting proxies, ballots, and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York. Votes are counted by employees of Computershare Trust Company, N.A., IBM’s independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of IVS Associates, Inc.

Shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder of record wishes to give a proxy to someone other than the individuals named as proxies on the proxy card, he or she may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign, and give the proxy card to that person for use at the meeting.

Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed proxy card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations; merely sign, date, and return the proxy card in the enclosed envelope.

Alternatively, in lieu of returning signed proxy cards, IBM stockholders of record can vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. IBM has been advised by counsel that the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of such revocation to the Secretary of the Company.

The proxy card covers the number of shares to be voted, including any shares held for participants in the IBM Investor Services Program and Employees Stock Purchase Plans. For those stockholders who are participants in the IBM Stock Fund investment alternative under the IBM Savings Plan (the “Savings Plan”), the enclosed proxy card also serves as a voting instruction to the Trustee of the Savings Plan for IBM shares held in the IBM Stock Fund as of the Record Date, provided that instructions are furnished over the Internet or by telephone by April 19, 2006, or that the card is signed, returned, and received by April 19, 2006. If instructions are not received over the Internet or by telephone by April 19, 2006, or if the signed proxy card is not returned and received by such date, the IBM shares in the IBM Stock Fund under the Savings Plan will be voted by the Trustee in proportion to the shares for which the Trustee timely receives voting instructions.

IBM Notice of 2006 Annual Meeting and Proxy Statement

If you are the beneficial owner, but not the record holder, of shares of IBM stock, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and the IBM 2005 Annual Report to multiple stockholders who share the same address, unless such broker, bank or other nominee has received contrary instructions from one or more of the affected stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the IBM 2005 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. Such requests may be made by writing to our transfer agent, Computershare Trust Company, N.A., P.O. Box 43072, Providence, R.I. 02940, or by telephoning 781-575-2727. Beneficial owners sharing an address who are receiving multiple copies of proxy statements and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.

Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company. In addition, management has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of approximately $40,000, plus reasonable out-of-pocket expenses.

/s/ Daniel E. O’Donnell

Daniel E. O’Donnell

Vice President and Secretary

March 9, 2006

IBM Notice of 2006 Annual Meeting and Proxy Statement

Appendix A. Independence Standards

A director is considered independent if the Board makes an affirmative determination after a review of all the relevant information that the director has no material relationship with the Company. The Board has established the following standards to assist it in assessing director independence.

1. A director will not be considered independent if:

i. The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

ii. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) does not preclude a determination of independence for the director;

iii. (A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

iv. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

v. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues;

in each case in accordance with the corporate governance standards of, and any related commentary and guidance from, the New York Stock Exchange.

2. Relationships of the following types will not be considered material relationships that would impair a director’s independence:

i. Payments between the Company and any other company at which a director is a current employee or an immediate family member of a director is a current executive officer, if such payments are less than the threshold set forth above in Section 1(v);

ii. Contributions by the Company to any tax exempt organization at which a director serves as an executive officer, director, trustee or equivalent, if within the preceding three years, such contributions did not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues;

iii. Relationships between any extended family member of a director (i.e., not an immediate family member) and the Company or its external auditor;

iv. Membership in, or association with, the same professional association, social, educational, fraternal or religious organization, club or institution, as an executive officer or another director of the Company;

v. Service on the board of another company at which an executive officer or another director of the Company also serves as a board member, except as set forth in Section 1(iv) above; and

vi. Employment by a director at another company, or service on the board of another company by a director, where the external auditor for such other company is also the external auditor for the Company.

Immediate Family Member. An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

IBM Notice of 2006 Annual Meeting and Proxy Statement

Appendix B. Director Resignation Provision

VOTING FOR DIRECTORS

In an uncontested election, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation after such election.

The independent directors of the Board, giving due consideration to the best interests of the Company and its stockholders, shall evaluate the relevant facts and circumstances, including whether the underlying cause(s) of the Majority Withheld Vote can be cured, and shall make a decision, within 90 days after the election, on whether to accept the tendered resignation. Any Director who tenders a resignation pursuant to this provision shall not participate in the Board’s decision. The Board will promptly disclose publicly its decision and, if applicable, the reasons for rejecting the tendered resignation.

Printed on recycled paper and recyclable

Dear IBM Stockholder:

Your vote is important.  Please read both sides of the attached 2006 IBM Proxy/Voting Instruction Card.  You can vote your shares through the Internet, by telephone, or by marking, signing and returning your card.  If you vote through the Internet or by telephone, there is no need to mail your card.

You are invited to attend the Annual Meeting of Stockholders on Tuesday, April 25, 2006, at 10 a.m. in the Assembly Hall of the Tulsa Convention Center, West 4th Street & South Houston Avenue, Tulsa, Oklahoma.  If you plan to attend the Annual Meeting, you should either mark the box provided on the attached card, or signify your intention to attend when you access the Internet or telephone voting system.  An admission ticket is attached for your convenience.

As part of IBM’s strategy to utilize the Internet in providing stockholder services, we are giving our stockholders the opportunity to receive IBM’s Annual Report and Proxy Statement online.  If you have not signed up for this service and you wish to receive future copies of this material through the Internet, you may do so by submitting IBM’s Paperless Annual Meeting Material Consent form online through the Internet at:

http://www.ibm.com/investor/form

We urge you to vote your shares.  Thank you very much for your cooperation and continued loyalty as an IBM Stockholder.

/s/ Daniel E. O’Donnell

Vice President and Secretary

ELECTRONIC VOTING INSTRUCTIONS

To vote through the Internet log on to:

http://www.ibm.com/investor/vote

To vote by telephone call the toll-free number, 877-779-8683.

Stockholders residing outside the United States, Canada and Puerto Rico should call 201-536-8073.

☒ Please mark your votes as in this example	9926

Proxy/Voting Instruction Card

IBM's Directors recommend a vote FOR proposals 1 and 2, and AGAINST proposals 3, 4, 5, 6, 7, 8, 9, 10 and 11.  SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTION WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

IBM's Directors recommend a vote FOR proposals 1 and 2.

1. Election of Directors (see reverse)

FOR	☐
WITHHELD	☐

FOR, except vote WITHHELD from the following nominees(s):

2. Ratification of Appointment of Independent Registered Public Accounting Firm (page 26)

FOR	☐
AGAINST	☐
ABSTAIN	☐

IBM's Directors recommend a vote AGAINST proposals 3 through 11.

Stockholder Proposals on:

3. Cumulative Voting (page 27)

FOR	☐
AGAINST	☐
ABSTAIN	☐

4. Pension and Retirement Medical (page 27)

FOR	☐
AGAINST	☐
ABSTAIN	☐

5. Executive Compensation (page 29)

FOR	☐
AGAINST	☐
ABSTAIN	☐

6. Disclosure of Executive Compensation (page 29)

FOR	☐
AGAINST	☐
ABSTAIN	☐

7. Offshoring (page 30)

FOR	☐
AGAINST	☐
ABSTAIN	☐

8. China Business Principles (page 32)

FOR	☐
AGAINST	☐
ABSTAIN	☐

9. Political Contributions (page 33)

FOR	☐
AGAINST	☐
ABSTAIN	☐

10. Majority Voting for Directors (page 34)

FOR	☐
AGAINST	☐
ABSTAIN	☐

11. Simple Majority Vote (page 35)

FOR	☐
AGAINST	☐
ABSTAIN	☐

WILL ATTEND ANNUAL MEETING	☐

SIGNATURE(S)	DATE

PLEASE SIGN AND DATE HERE, DETACH AND RETURN IN ENCLOSED ENVELOPE OR VOTE BY USING THE INTERNET OR TELEPHONE.

Admission Ticket

This is your admission ticket for the Annual Meeting of Stockholders to be held on Tuesday, April 25, 2006, at 10 a.m. in the Assembly Hall of the Tulsa Convention Center, West 4th Street & South Houston Avenue, Tulsa, Oklahoma.

Please detach and present this ticket and photo identification for admission to the Annual Meeting.

Stockholders must have a ticket for admission to the meeting.  This ticket is issued to the stockholder whose name appears on it and is non-transferable.

PLEASE DETACH AND PRESENT THIS TICKET AND PHOTO IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING.

PROXY/VOTING INSTRUCTION CARD

International Business Machines Corporation Armonk, New York 10504	Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders April 25, 2006

Samuel J. Palmisano, Mark Loughridge, and Daniel E. O’Donnell, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all common stock of International Business Machines Corporation owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held in the Assembly Hall of the Tulsa Convention Center, West 4th Street & South Houston Avenue, Tulsa, Oklahoma, at 10 a.m. on Tuesday, April 25, 2006, or any adjournment thereof.

THE PROXIES WILL VOTE USING THE DIRECTIONS PROVIDED ON THE REVERSE SIDE OF THIS CARD.  IF YOU SIGN AND RETURN THIS PROXY, BUT DO NOT PROVIDE SPECIFIC DIRECTION WITH RESPECT TO A VOTING ITEM, THIS PROXY WILL BE VOTED WITH RESPECT TO SUCH ITEM AS RECOMMENDED BY THE BOARD OF DIRECTORS.  THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2006 ANNUAL MEETING AND PROXY STATEMENT.

THIS CARD WILL ALSO BE USED TO PROVIDE VOTING INSTRUCTIONS TO THE TRUSTEE FOR ANY SHARES OF COMMON STOCK OF INTERNATIONAL BUSINESS MACHINES CORPORATION HELD IN THE IBM STOCK FUND INVESTMENT ALTERNATIVE UNDER THE IBM SAVINGS PLAN ON THE RECORD DATE, AS SET FORTH IN THE NOTICE OF 2006 ANNUAL MEETING AND PROXY STATEMENT.  UNLESS YOU USE THE INTERNET OR THE TELEPHONE TO VOTE YOUR SHARES, YOU MUST SIGN AND RETURN THIS PROXY IN ORDER FOR YOUR SHARES TO BE VOTED.

Election of Directors, Nominees:

01. C. Black, 02. K.I. Chenault, 03. J. Dormann, 04. M.L. Eskew, 05. S.A. Jackson, 06. M. Makihara, 07. L.A. Noto, 08. J.W. Owens, 09. S.J. Palmisano, 10. J.E. Spero, 11. S. Taurel, 12. C.M. Vest, 13. L.H. Zambrano

(Shares will be voted as directed if this card is: 1. signed and returned or 2. shares are voted over the Internet or by telephone or 3. other specific arrangements are made to have the shares represented at the meeting.)

PLEASE DETACH AND PRESENT THIS TICKET AND PHOTO IDENTIFICATION FOR ADMISSION TO THE ANNUAL MEETING.  CAMERAS, CELLULAR PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.